As filed with the Securities and Exchange Commission on September 26, 2018

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Level Brands, Inc.
(Exact name of registrant as specified in its charter)

North Carolina
(State or other jurisdiction of incorporation or organization)

2300
(Primary Standard Industrial Classification Code Number)

47-3414576
(I.R.S. Employer Identification Number)

4521 Sharon Road, Suite 450
Charlotte, NC 28211
Telephone (704) 445-5800
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Mr. Mark S. Elliott
Chief Financial Officer / Chief Operating Officer
Level Brands, Inc.
4521 Sharon Road, Suite 450
Charlotte, NC 28211
Telephone (704) 362-6345
(Name, address, including zip code, and telephone number,
 including area code, of agent for service)
———————
with copies to:

Brian A. Pearlman, Esq.	Leslie Marlow, Esq.
Charles B. Pearlman, Esq.	Hank Gracin, Esq.
Pearlman Law Group LLP	Patrick J. Egan, Esq.
200 South Andrews Avenue, Suite 901	Gracin & Marlow, LLP
Fort Lauderdale, FL 33301 Telephone (954) 880-9484	The Chrysler Building 405 Lexington Avenue, 26th Floor New York, NY 10174
Telephone (212) 907-6457

Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
		Emerging growth company	☑

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)

Common stock, par value $0.001 per share (2)(3)	$6,900,000	$859.05
Representative’s Warrants(4)
Shares of common stock underlying Representative’s Warrants(2)(5)	225,000	28.02
Total	$7,125,000	$887.07(6)
———————
(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Pursuant to Rule 416 of the Securities Act, the shares of common stock registered hereby also includes an indeterminable number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(3)	Includes offering price of shares that the underwriter has the option to purchase to cover over-allotments, if any.

(4)	No fee required pursuant to Rule 457(g) under the Securities Act.

(5)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The representative’s warrants are exercisable at a per share exercise price equal to 125% of the public offering price per share of the common stock offered hereby. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrants is $225,000, which is equal to 125% of $180,000 (3% of $6,000,000).

(6)
Pursuant to Rule 457(p) Level Brands, Inc. (the "Registrant") is offsetting $887.07 of the filing fee previously paid with respect to the registration statement on Form S-3 (File Number 333-226854) filed by the Registrant with the Securities and Exchange Commission on August 15, 2018 against the entire filing fee of $887.07 due under this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED SEPTEMBER 26, 2018

1,149,425 Shares
Common Stock
Level Brands, Inc.

We are offering 1,149,425 shares of our common stock pursuant to this prospectus at an assumed offering price of $5.22 per share (which was the last reported sale price of our common stock on September 24, 2018).

Our common stock is currently listed on the NYSE American under the symbol “LEVB.” The last reported sale price of our common stock on September 24, 2018 was $5.22 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of information that you should consider before investing in our securities.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements.  See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)
The underwriters will receive compensation in addition to the discounts and commissions. The registration statement, of which this prospectus is a part, also registers for sale warrants to purchase 34,483 shares of our common stock to be issued to the representative of the underwriters (based on the assumed offering price of $5.22 per share, which was the last reported sale price of our common stock on September 24, 2018). We have agreed to issue the warrants to the representative of the underwriters as a portion of the underwriting compensation payable to the underwriters in connection with this offering. See “Underwriting” for a description of compensation payable to the underwriters.

We have granted the representative of the underwriters an option to purchase up to an additional 172,414 shares of common stock from us (based on the assumed offering price of $5.22 per share, which was the last reported sale price of our common stock on September 24, 2018) at the public offering price, less the underwriting discounts and commissions, within 45 days from the date of this prospectus to cover over-allotments, if any. If the representative of the underwriters exercises the option in full, the total underwriting discounts and commissions payable will be $          , and the total proceeds to us, before expenses, will be $              ..

The underwriters expect to deliver our shares to purchasers in the offering on or about                 , 2018.

ThinkEquity
a division of Fordham Financial Management, Inc.

The date of this prospectus is                 , 2018

You should rely only on the information contained in this prospectus and any free writing prospectus that we have authorized for use in connection with this offering. Neither we nor the underwriters have authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, the securities covered hereby only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities covered hereby. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find Additional Information” in the prospectus. In addition, this prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

For investors outside the United States: Neither we nor any of the underwriters have taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside of the United States.

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industry, our markets and our competitive position is based on a variety of sources, including information from independent industry analysts and publications, as well as our own estimates and research. Our estimates are derived from industry and general publications, studies and surveys conducted by third-parties, as well as data from our own internal research. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable.

Unless the context otherwise indicates, when used herein, the terms Level Brands,” “we,” “us, “our” and similar terms refer to Level Brands, Inc., a North Carolina corporation formerly known as Level Beauty Group, Inc., and our subsidiaries Beauty and Pinups, LLC, a North Carolina limited liability company which we refer to as “Beauty & Pin-Ups”, I | M 1, LLC, a California limited liability company, which we refer to as “I’M1”, Encore Endeavor 1 LLC, a California limited liability company which we refer to as “EE1” and Level H&W, LLC, a North Carolina limited liability company which we refer to as “Health & Wellness.”

The information contained on our websites at www.levelbrands.com and www.beautyandpinups.com is not part of this prospectus.

   PROSPECTUS SUMMARY

The items in the following summary are described in more detail elsewhere in this prospectus and in the documents incorporated by reference herein. This summary highlights selected information contained elsewhere in this prospectus. This summary is not intended to be complete and does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 9 and other documents or information included or incorporated by reference in this prospectus before making an investment decision.

Level Brands strives to be an innovative licensing, marketing and brand management company with a focus on lifestyle-based products. We champion a bold, unconventional image and social consciousness for our company and our brands. Working closely with our Chairman Emeritus and Chief Brand Strategist, Kathy Ireland, the Chairman, CEO and Chief Designer of kathy ireland® Worldwide, we seek to secure strategic licenses and joint venture partnerships for our brands, as well as to grow the portfolio of brands through strategic acquisitions.

We operate our business in four business units, including:

Founded in 2017 and first conceptualized by kathy ireland ® Worldwide, I'M1 is a lifestyle brand established to capitalize on potentially lucrative licensing and co-branding opportunities with products focused on millennials.

Our newest business unit Level Health & Wellness was established in September 2017, and has an exclusive license to the kathy ireland® Health & Wellness™ brand. Its goal is to create a brand which will include a wide variety of licensed products and services, targeted to both Baby Boomers as well as millennials. This unit began operating in fiscal 2018.

Also founded in 2017, EE1 was established to serve as a producer and marketer of experiential entertainment including recordings, film, TV, web and live events, and entertainment experiences. EE1 also provides brand management services including creative development and marketing, brand strategy, and distribution support.

"Beauty belongs to everyone"
Beauty & Pin-Ups, our first business unit, is a professional hair care line with a social conscience and launched its products in 2015. We offer quality hair care products, including shampoos, conditioners, styling aides and a patented styling tool, through an expanding professional salon distribution network.

Our business model is designed with the goal of maximizing the value of our brands through entry into license agreements with partners that are responsible for the design, manufacturing and distribution of our licensed products. We promote our brands across multiple channels, including print, television and social media. We believe that this “omnichannel” (or multi-channel) approach, which we expect will allow our customers to interact with each of our brands, in addition to the products themselves, will be critical to our success.

General corporate information

Our company was formed under the laws of the state of North Carolina in March 2015 under the name Level Beauty Group, Inc. In November 2016 we changed the name of our company to Level Brands, Inc. Our principal executive offices are located at 4521 Sharon Road, Suite 450, Charlotte, NC 28211. Our telephone number at this location is (704) 445-5800. Our website address is www.levelbrands.com. We make our periodic and current reports that are filed with the SEC available, free of charge, on our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, and that can be accessed through, our website is not incorporated into and is not a part of this prospectus.

Implications of being an emerging growth company

We qualify as an “emerging growth company” as defined in the JOBS Act. As an emerging growth company, we intend to take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

●
allowance to provide only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosures;

●
reduced disclosure about our executive compensation arrangements;

●
no non-binding advisory votes on executive compensation or golden parachute arrangements; and

●
exemption from auditor attestation requirements in the assessment of our internal control over financial reporting.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of: (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of our initial public offering; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you have beneficial ownership.

THE OFFERING

Common Stock Offered By Us	1,149,425 shares.

Over-allotment Option	We have granted to the underwriters the option, exercisable for 45 days from the date of this prospectus, to purchase up to 172,414 additional shares of common stock to cover over-allotments.

Common Stock Outstanding After This Offering
9,273,353 shares (assuming a public offering price of $5.22 per share, which was the last reported sale price of our common stock on September 24, 2018). If the representative’s over-allotment option is exercised in full, the total number of shares of common stock outstanding immediately after this offering would be 9,445,767 shares.

Use of Proceeds	We plan to use the proceeds for brand development and expansion, acquisitions and general working capital. See “Risk Factors” and “Use of Proceeds.”

Risk Factors
Investing in our securities involves substantial risks. You should carefully review and consider the “Risk Factors” section of this prospectus beginning on page 5 and the other information in this prospectus for a discussion of the factors you should consider before you decide to invest in this offering.

Market Symbol and Trading	Our common stock is listed on the NYSE American under the symbol “LEVB.”

The number of shares of common stock shown above to be outstanding after this offering is based on 8,123,928 shares outstanding as of September 24, 2018, and the issuance and sale of 1,149,425 shares of our common stock in this offering at an assumed public offering price of $5.22 per share (which was the last reported sale price of our common stock on the NYSE American on September 24, 2018).

Unless we indicate otherwise, all information in this prospectus:

●
Presents all share and per share information contained herein with the pro forma effect to the 1:5 reverse stock split of our common stock, which was effective December 5, 2016;
●
assumes no exercise by the underwriters of the over-allotment option;
●
excludes the exercise of the representative’s warrants to be issued to the representative of the underwriters in this offering;
●
excludes 469,650 shares of our common stock reserved for future issuance upon the exercise of presently outstanding options with a weighted average exercise price of $5.23 per share;
●
excludes an additional 845,455 shares of our common stock reserved for future grants under our 2015 Equity Compensation Plan; and
●
excludes 312,176 shares of our common stock reserved for issuance upon the exercise of presently outstanding warrants with a weighted average exercise price of $6.84 per share.

SUMMARY CONSOLIDATED FINANCIAL DATA

The tables below summarize our consolidated financial information for the periods indicated. We derived the consolidated financial information for fiscal 2017 and fiscal 2016 from our audited consolidated financial statements incorporated by reference in this prospectus, and the financial information for the first nine months of fiscal 2018 and fiscal 2017 from the unaudited condensed consolidated financial statements incorporated by reference in this prospectus. The historical financial data presented below is not necessarily indicative of our financial results in future periods. You should read the summary consolidated financial data together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other information included elsewhere in this prospectus or otherwise incorporated by reference. Our consolidated financial statements are prepared and presented in accordance with U.S. generally accepted accounting principles.

Selected income statement data:

	Three Months Ended June 30,		Nine Months Ended June 30,		Fiscal Year Ended September 30,
	2018	2017	2018	2017	2017	2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Sales	$1,851,116	$1,353,590	$5,440,6533	$3,416,862	$3,650,480	$2,631,125
Sales – related party	1,350,000	514,000	1,550,000	782,550	1,731,238	-
Total gross sales	3,201,116	1,867,590	6,990,653	4,199,412	5,381,718	2,631,125
Allowances	(2,686)	(80,581)	(23,558)	(804,025)	(906,765)	(599,563)
Net sales	1,848,430	1,273,009	5,417,095	2,612,837	2,743,715	2,031,562
Net sales – related party	1,350,000	514,000	1,550,000	782,550	1,731,238	-
Total net sales	3,198,430	1,787,009	6,967,095	3,395,387	4,474,953	2,031,562
Cost of sales	1,106,706	261,420	1,858,651	822,556	1,355,381	1,618,432

Gross profit	2,091,724	1,525,589	5,108,444	2,572,831	3,119,572	413,130

Operating expenses	1,464,239	853,670	4,089,006	2,536,586	3,358,863	4,146,423
Income (loss) from operations	627,485	671,919	1,019,438	36,245	(239,291)	(3,733,293)

Net income (loss)	565,253	(141,909)	949,390	(1,127,608)	(1,386,168)	(3,896,270)
Net gain (loss) attributable to noncontrolling interest	359,179	68,781	465,848	272,798	352,566	(539,781)
Net income (loss) attributable to Level Brands, Inc. common shareholders	$206,074	$(210,690)	$477,542	$(1,400,406)	$(1,738,734)	$(3,356,489)

Net income (loss) per share:
Basic	$0.03	$(0.04)	$0.06	$(0.34)	$(0.38)	$(1.13)
Diluted	$0.03	$-	$0.06	$-	$-	$-

Weighted average number of shares:
Basic	8,075,341	4,686,947	7,406,114	4,128,541	4,524,985	2,980,223
Diluted	8,092,931	-	7,428,504	-	-	-

Selected balance sheet data:

	June 30, 2018
	Actual	As adjusted (1)
	(unaudited)

Working capital	$11,319,410	$ 16,348,747
Cash and cash equivalents	$5,423,862	$ 10,453,199
Total current assets	$12,521,155	$ 17,550,492
Total assets	$16,470,284	$ 21,499,621
Total current liabilities	$1,201,745	$ 1,201,745
Total liabilities	$1,252,749	$ 1,252,749
Total shareholders equity	$15,217,535	$ 20,246,872

(1)
Pro forma information discussed above is unaudited and illustrative only. Pro forma gives effect to the sale by us of 1,149,425 shares of common stock in this offering at an assumed public offering price of $5.22 per share (which was the last reported sale price of our common stock on the NYSE American on September 24, 2018), after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes, before making a decision to invest in our securities. You should also consider the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in Part I of our Annual Report on Form 10-K for the year ended September 30, 2017 and Item 1A, “Risk Factors,” in our Quarterly Report on Form 10-Q for the period ended June 30, 2018 together with any updates or other risks contained in other filings that we may make with the SEC after the date of this prospectus, all of which are incorporated herein by reference, and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future and any additional prospectus supplement. If any of these risks actually occur, our business, results of operations and financial condition could suffer. In that case, the market price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO THIS OFFERING

You will experience immediate and substantial dilution in the book value per share of the common stock you purchase.

The public offering price per share of our common stock will be substantially higher than the net tangible book value per share of our common stock immediately prior to the offering. After giving effect to the sale of 1,149,425 shares of our common stock, at an assumed public offering price of $5.22 per share (which was the last reported sale price of our common stock on September 24, 2018) and after deducting the estimated underwriting discounts and estimated offering expenses payable by us, purchasers of our common stock in this offering will incur immediate dilution of $3.41 per share in the net tangible book value of the common stock they acquire. In addition, to the extent that outstanding stock options or warrants have been or may be exercised or other shares issued, you may experience further dilution. For a further description of the dilution that investors in this offering will experience, see “Dilution.”

Our management will have broad discretion over the use and investment of the net proceeds received in this offering and might not apply the proceeds in ways that increase the value of your investment in our common stock.

Our management will have broad discretion over the use and investment of the net proceeds received from this offering, and you will be relying on, and may not agree with, the judgment of management regarding the application of these net proceeds. Management intends to use the net proceeds received from this offering as described in the section entitled “Use of Proceeds.” While we may use a portion of the proceeds for strategic acquisitions, we are not presently a party to any agreements and there are no assurances we will ever acquire any additional companies. The failure by management to apply these funds effectively may result in financial losses that could have a material adverse effect on our business and cause the price of our common stock to decline. Management may invest the net proceeds received from this offering in a manner that does not produce income or increase value, which could have a material adverse effect on our business and cause the price of our common stock to decline.

RISKS RELATED TO OUR COMPANY

Kathy Ireland is not an officer or director of our company. We are materially dependent upon our relationships with kathy ireland® Worldwide and certain of its affiliates. If these advisory agreements or license rights should be terminated or expire, we would be deprived of the services and our business could be materially adversely impacted.

While affiliates of kathy ireland® Worldwide are minority owners of both I’M1 and EE1, the terms of the operating agreements for those subsidiaries do not require them to provide any services to us. We have entered into a non-exclusive advisory agreement with kathy ireland® Worldwide, as amended, which expires in February 2025 under which we engaged it to provide various consulting and advisory services to us. Ms. Ireland serves in the non-executive role of Chairman Emeritus and Chief Brand Strategist to us under this agreement. Ms. Ireland is not a member of our management or board of directors, the title Chairman Emeritus is an honorary title and she is not a founder or co-founder of our company. Ms. Ireland provides services to us solely under the terms of the non-exclusive advisory agreement. We have also entered into advisory agreements with additional affiliates of kathy ireland® Worldwide, including Messrs. Roseberry, Carrasco, Meharey and Mendoza, pursuant to which they provide various management and advisory services to us, including key operational roles at I’M1 and EE1. The initial terms of these agreements expire in March 2019 and, if not renewed, thereafter are on a month to month basis until terminated by either party. None of these services are provided on an exclusive basis, each of these individuals may have a conflict of interest in that they have a long term relationship with Kathy Ireland and have derived substantial income from kathy ireland® Worldwide and there is no minimum number of hours which are required to be devoted to us. In addition we have obtained a royalty free right to license the intellectual property related to kathy ireland® Health & Wellness. Our business model is materially dependent upon our continued relationship with kathy ireland® Worldwide, Ms. Ireland and her affiliates, including Messrs. Roseberry, Carrasco, Meharey and Mendoza. If we should lose access to those relationships or if the reputation of Ms. Ireland and/or kathy ireland® Worldwide were to be damaged, our results would suffer and there are no assurances we would be able to continue to operate our company and develop our brands as presently planned.

Our limited operating history does not afford investors a sufficient history on which to base an investment decision.

Level Brands was formed in March 2015. During fiscal 2016 and fiscal 2015 our net sales were solely from our professional products division. We began reporting revenues from our licensing division and our entertainment division during the second quarter of fiscal 2017. In September 2017, we entered into wholesale license agreements for three new brands, including kathy ireland® Health & Wellness, a newly created brand. There are no assurances we will be successful in generating net sales in future periods based upon these new agreements. Our operations are subject to all the risks inherent in the establishment of a new business enterprise. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays that are frequently encountered in a newly-formed company. There can be no assurance that at this time that we will successfully implement our business plan, operate profitably or will have adequate working capital to meet our obligations as they become due. Prospective investors must consider the risks and difficulties frequently encountered by early stage companies, particularly in rapidly evolving markets. We cannot be certain that our business strategy will be successful or that we will successfully address these risks. In the event that we do not successfully address these risks, our business, prospects, financial condition, and results of operations could be materially and adversely affected and we may not have the resources to continue or expand our business operations.

Our subsidiaries I’M1 and EE1 have a limited operating history and we recently entered into a license agreement licensing the rights to certain intellectual property related to kathy ireland ® Health & Wellness, a newly created brand with no operating history, which does not afford investors a sufficient history on our company which to base an investment decision.

I’M1 and EE1 are entities formed in September 2016 and March 2016, respectively. We acquired membership interests in each of these entities in January 2017. Both entities are in the early stages of their businesses and we began reporting revenues from each of these subsidiaries operations in the second quarter of fiscal 2017. In September 2017 we entered into an exclusive license agreement to license the trademark and intellectual property rights for kathy ireland® Health & Wellness, a newly created brand with no operations. We began generating revenues from this business unit in the first quarter of fiscal 2018. Our operations are subject to all the risks inherent in the establishment of a new business enterprise. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays that are frequently encountered in a newly-formed company. There can be no assurance at this time that we will operate profitably or will have adequate working capital to meet our obligations as they become due. Prospective investors must consider the risks and difficulties frequently encountered by early stage companies, particularly in rapidly evolving markets. We cannot be certain that our business strategy will be successful or that we will successfully address these risks. In the event that we do not successfully address these risks, our business, prospects, financial condition, and results of operations could be materially and adversely affected and we may not have the resources to continue or expand our business operations.

While we have been reporting net income to our shareholders in fiscal 2018, we have a history of losses and there are no assurances we will continue report profitable operations in future periods.

We reported net losses to common shareholders of $1,738,734 and $3,356,489 for fiscal 2017 and fiscal 2016, respectively. For the first nine months of fiscal 2018, however, we reported net income to common shareholders of $477,542. There are no assurances we will generate substantial revenues from the new businesses, or that we will be able to control our operating expenses in future periods to a level that we will be able to continue to report profitable operations or a net profit.

The terms of the various agreements between our company and kathy ireland® Worldwide contain termination provisions which may impact management's ability to make certain decisions regarding the operation of our company.

The master advisory and consulting agreement with kathy ireland® Worldwide on which we are materially dependent provides that the agreement is immediately terminable by kathy ireland® Worldwide if any officers are terminated or resign, including Mr. Roseberry in his role as President and co-Managing Director of I'M1 and EE1, or if additional officers are appointed for each I'M1 and EE1 without the consent of kathy ireland® Worldwide. The wholesale license agreement for kathy ireland® Health & Wellness™ contains the right of kathy ireland® Worldwide to immediately terminate it if any officers are terminated or removed or additional officers are appointed with respect to either I'M1 or EE1, or if we compete with or invest in a business that competes with kathy ireland® Worldwide. We believe our relationship with kathy ireland® Worldwide and its affiliates is good. It is possible, however, that our management's ability to make certain operational decisions which it believes are otherwise in the best interests of our company could be restricted in future periods if these decisions could result in triggering the rights of kathy ireland® Worldwide to terminate any agreement.

Our business depends on consumer spending patterns.

Our business is sensitive to a number of factors that influence the levels of consumer spending, including political and economic conditions such as recessionary environments, the levels of disposable consumer income, consumer debt, interest rates and consumer confidence. Reduced consumer spending on beauty products could have an adverse effect on our operating results in future periods.

Substantially all of our net sales have been to a limited number of customers, the loss of any of which would be materially adverse to our company.

Substantially all of our net sales in the first nine months of fiscal 2018, as well as in fiscal 2017 and 2016, were attributable to sales to a limited number of customers. There are no assurances sales to these customers will continue. While we expect to add additional customers to our distribution network in the future for our professional products division, and expand our licensing and consulting clients in our other divisions, until such time as we are successful in these efforts, of which there is no assurance, any significant decrease in sales to any of our customers would have a material adverse financial effect on our company.

A significant amount of our net sales were from customers who are identified as related parties, the loss of any of which would be materially adverse to our company.

A significant amount of our net sales for the first nine months of fiscal 2018 and fiscal 2017, totaling $1,550,000 and $1,731,238, respectively, or approximately 22% and 39%, respectively, were from customers who are identified as related parties. There are no assurances sales to these customers will continue. While we expect to add additional customers in all of our businesses as we expand our licensing and consulting clients, until such time as we are successful in these efforts, of which there is no assurance, any significant decrease in sales to any of our customers would have a material adverse financial effect on our company.

If we fail to promote and maintain our brands in the market, our businesses, operating results, financial condition, and our ability to attract customers will be materially adversely affected.

Our success depends on our ability to create and maintain brand awareness for our product offerings. This may require a significant amount of capital to allow us to market our products and establish brand recognition and customer loyalty. Additionally, many of the companies offering similar products have already established their brand identity within the marketplace. We can offer no assurances that we will be successful in establishing awareness of our brands allowing us to compete in this market. The importance of brand recognition will continue to increase because low barriers of entry to the industries in which we operate may result in an increased number of direct competitors. To promote our brands, we may be required to continue to increase our financial commitment to creating and maintaining brand awareness. We may not generate a corresponding increase in revenue to justify these costs.

If we are unable to identify and successfully acquire additional brands and trademarks, our growth may be limited, and, even if additional trademarks are acquired, we may not realize anticipated benefits due to integration or licensing difficulties.

A component of our growth strategy is the acquisition of additional brands and trademarks. We generally compete with traditional apparel and consumer brand companies, other brand management companies and private equity groups for brand acquisitions. However, as more of our competitors continue to pursue our brand management model, competition for specific acquisition targets may become more acute, acquisitions may become more expensive and suitable acquisition candidates could become more difficult to find. In addition, even if we successfully acquire additional trademarks or the rights to use additional trademarks, we may not be able to achieve or maintain profitability levels that justify our investment in, or realize planned benefits with respect to, those additional brands.

Although we seek to temper our acquisition risks by following acquisition guidelines relating to the existing strength of the brand, its diversification benefits to us, its potential licensing scale and credit worthiness of the licensee base, acquisitions, whether they be of additional intellectual property, or “IP”, assets or of the companies that own them, entail numerous risks, any of which could detrimentally affect our results of operations.

Acquisition of brands or trademarks transactions involve a number of risks and present financial, managerial and operational challenges, including: diversion of management’s attention from running our existing business; unanticipated costs associated with the target acquisition, appropriately valuing the target acquisition and analyzing its marketability, increased expenses, including legal and administrative expenses; integration costs related to the customer base and business practices of the acquired company with our own; and adverse effects on our reported operating results due to possible write-down of goodwill associated with acquisitions.

When we acquire IP assets or the companies that own them, our due diligence reviews are subject to inherent uncertainties and may not reveal all potential risks. Although we generally attempt to seek contractual protections through representations, warranties and indemnities, we cannot be sure that we will obtain such provisions in our acquisitions or that such provisions will fully protect us from all unknown, contingent or other liabilities or costs. Finally, claims against us relating to any acquisition may necessitate our seeking claims against the seller for which the seller may not, or may not be able to, indemnify us or that may exceed the scope, duration or amount of the seller’s indemnification obligations.

No assurance can be given with respect to the timing, likelihood or financial or business effect of any possible transaction. As a result, there is no guarantee that our shareholders will achieve greater returns as a result of any future acquisitions we complete.

Each of our I'M1 and EE1 subsidiaries are governed by operating agreements that require us to distribute amounts to minority members in certain circumstances. These distributions could reduce the amount of operating capital we have in future periods.

Under the terms of the operating agreements for each of I’M1 and EE1, Level Brands as the manager of these entities is responsible for the operations, including the payment of the operating costs. These costs are then deducted from the “profits” of the entity and a portion of those amounts, as determined by the particular operating agreement, will then be distributed to the members. We own all of the voting interests in I'M1 and EE1. During fiscal 2017 EE1 made a distribution to its members. Distributions to the members of I'M1 and EE1 will reduce the amount of working capital available to us and could adversely impact our liquidity in future periods.

The value of the equity securities we may accept as compensation under consulting, licensing and advisory agreements will be subject to adjustment which could result in losses to us in future periods. By accepting equity securities as partial compensation for our services, we may be adversely impacting our working capital in future periods.

In March 2017 I'M1 entered into a consulting agreement with a third party under which we accepted shares of its common stock as partial compensation for the services to be provided. In May 2017 as compensation under the terms of an advisory agreement I'M1 and EE1 received a warrant to purchase shares of the third party’s stock which was exercised in June 2017. Since then we have entered into similar agreements with additional clients and it is possible we may enter into similar arrangements with other third parties. By accepting equity securities as partial compensation for our services in lieu of cash, we will be incurring expenses to deliver the services without the corresponding cash payments from our clients. As such, we will be utilizing a greater portion of our working capital to provide services with the hope that we may benefit from an increase in the market value of the equity securities we have received in future periods. In addition, these securities will be reflected on our balance sheets in future periods as “marketable securities” or “investment other securities”. At the end of each quarter, we will evaluate the carrying value of the marketable securities or investment other securities for a decrease in value. We will evaluate the company underlying these marketable securities or investment other securities to determine whether a decline in fair value below the amortized cost basis is other than temporary. If the decline in fair value is judged to be “other- than- temporary”, the cost basis of the individual security will be written down to fair value as a new cost basis and the amount of the write-down is charged to earnings. As a result of these policies, it is possible that we may recognize impairments on the carrying value of these securities in future periods. Any future impairments would adversely affect our operating results for the corresponding periods in that we would be required to reduce the carrying value of these investments.

We may be unable to liquidate securities we accept as partial compensation under consulting, licensing and advisory agreements which could adversely impact our liquidity in future periods.

Our ability to sell any securities we accept as partial compensation is dependent upon a number of factors, including the existence of a liquid market for the securities and our compliance with the resale provisions of Federal securities laws which require us to hold the shares for at least six months, among other factors. While we expect to generally accept securities from issuers who are publicly traded or who are expecting to become a publicly traded company, there are no assurances a liquid market will exist in such securities at such time as we are able to resell the shares, or that the price we may receive will be commensurate with the value of the services we are providing. In that event, we would not benefit from the expected rise in the market price of the securities we own as a result of our efforts on behalf of the client company. In addition, depending upon the terms of our business relationship with the issuer of the securities, it is possible that from time to time we could be in possession of non-public information regarding the issuer which could prohibit us from disposing of the shares at a time when it is advantageous to us to do so. If we are unable to readily liquidate any securities we accept as compensation, we would be deprived of the cash value of those services and we would be required to write-off the carrying value of the securities which could adversely impact our results of operations in future periods.

The Investment Company Act of 1940 will limit the value of securities we can accept as payment for our business consulting services which may limit our future revenues and, in the event we are deemed an investment company, the cost and expense to comply with ‘40 Act regulations could be material.

The Investment Company Act of 1940, or the “40 Act,” regulates certain companies that invest in, hold or trade securities. Although we do not believe we are engaged in the business of investing, reinvesting or trading in securities, and we do not currently hold ourselves out to the public as being engaged in those activities, in the past we have accepted securities of our client companies as partial compensation. The ’40 Act and the rules thereunder set forth certain asset and revenue thresholds, which, if exceeded, may require us to register as an investment company under the ’40 Act. As a result, and principally related to the value of the securities received by us as part of our compensation by Isodiol International, Inc. under the terms of the license agreement we entered into with it in December 2017, at March 31, 2018 we exceeded the exemptive asset and revenue thresholds under the ’40 Act. Therefore, at March 31, 2018 we could be deemed an inadvertent investment company under the ’40 Act. While as of June 30, 2018 we reduced our assets so that we no longer exceeded the thresholds, as a part of our agreement with Isodiol we are entitled to receive additional shares of Isodiol’s securities on a quarterly basis in an amount equal to $750,000. As it has never been our intention to be an investment company, we are taking certain actions to maintain our assets and revenues under the exemptive thresholds. In particular, we will limit the amount of equity we accept as part of our compensation for services so as to stay under the asset and revenue thresholds as imposed by the ’40 Act. We may therefore structure transactions in a less advantageous manner than if we did not have ’40 Act concerns, or we may avoid otherwise economically desirable transactions due to those concerns. If we are unable to maintain our assets and revenues below the exemptive levels, or if it were otherwise established that we were an unregistered investment company at any period of time, there would be a risk, among other material adverse consequences, that we could become subject to monetary penalties or injunctive relief, or both, in an action by the SEC. In addition, in the event we continue to fall under ’40 Act regulation, we will have significant ongoing ’40 Act public reporting requirements and regulation that would increase our administrative and operating costs and expenses. Further, under certain circumstances the ’40 Act provides that a contract that is made or whose performance involves a violation of the ’40 Act is unenforceable by either party unless a court finds that under the circumstances enforcement would produce a more equitable result than non-enforcement. As a result, we would no longer be able to conduct our business as it is presently conducted which would have a material adverse impact on our results of operations in future periods.

We may require additional capital to finance the acquisition of additional brands and if we are unable to raise such capital on beneficial terms or at all this could restrict our growth.

We may, in the future, require additional capital to help fund all or part of potential acquisitions. If, at the time required, we do not have sufficient cash to finance those additional capital needs, we will need to raise additional funds through equity and/or debt financing. We cannot guarantee that, if and when needed, additional financing will be available to us on acceptable terms or at all. Further, if additional capital is needed and is either unavailable or cost prohibitive, our growth may be limited as we may need to change our business strategy to slow the rate of our expansion plans. In addition, any additional financing we undertake could impose additional covenants upon us that restrict our operating flexibility, and, if we issue equity securities to raise capital or as acquisition consideration, our existing shareholders may experience dilution or the new securities may have rights senior to those of our common stock.

RISKS RELATED TO OUR LICENSING AND ENTERTAINMENT DIVISIONS
AND OUR HEALTH & WELLNESS BRAND

We are materially dependent upon the wholesale license agreement with kathy ireland® Worldwide. If this agreement were to be terminated, we would be unable to continue to operate I’M1.

In January 2017, I’M1 entered into a 10 year wholesale license agreement with kathy ireland® Worldwide under which we were granted exclusive royalty free rights to certain marks and tradenames associated with the I’M1 brand. This agreement may be immediately terminated upon notice to us if I’M1 terminates, removes or replaces officers, if we cease to be the manager of I’M1 or if we compete with or invest in a business that competes with kathy ireland® Worldwide. The restriction on competition against kathy ireland® Worldwide may limit our ability to enter into licensing agreements in the future for products which could impact our revenues in future periods. If kathy ireland® Worldwide should terminate this wholesale license agreement, our ability to operate I’M1 under that brand name would cease and, depending upon the amount of revenues we are then recognizing from that brand, our results of operations and liquidity in future periods could be materially adversely impacted.

The failure of our licensees to adequately produce, market, import and sell products bearing our brand names in their license categories, continue their operations, renew their license agreements or pay their obligations under their license agreements could result in a decline in our results of operations.

Our future revenues from our licensing division will be substantially dependent on royalty payments made to us under our license agreements, in addition to compensation under any consulting agreements we may enter into with the third parties for services by either our licensing division, our entertainment division, or both. The failure of our licensees to satisfy their obligations under these agreements, or their inability to operate successfully or at all, could result in their breach and/or the early termination of such agreements, their non-renewal of such agreements or our decision to amend such, thereby eliminating some or all of that stream of revenue. It is possible that the milestones to be met under the terms of licensing agreements may never be achieved which also could deprive us of additional revenues. There can be no assurances that we will not lose the licensees under our license agreements due to their failure to exercise the option to renew or extend the term of those agreements or the cessation of their business operations (as a result of their financial difficulties or otherwise) without equivalent options for replacement. Any of such failures could reduce the anticipated revenue stream to be generated by the license agreements. In addition, the failure of our licensees to meet their production, manufacturing and distribution requirements, or to be able to continue to import goods (including, without limitation, as a result of labor strikes or unrest), could cause a decline in their sales and potentially decrease the amount of royalty payments (over and above any guaranteed minimums) due to us.  Further, the failure of our licensees and/or their third party manufacturers, which we do not control, to adhere to local laws, industry standards and practices generally accepted in the United States in areas of worker safety, worker rights of association, social compliance, and general health and welfare, could result in accidents and practices that cause disruptions or delays in production and/or substantial harm to the reputation of our brands, any of which could have a material adverse effect on our business, financial position, results of operations and cash flows.  A weak economy or softness in certain sectors including apparel, consumer products, retail and entertainment could exacerbate this risk. This, in turn, could decrease our potential revenues and cash flows.

From time to time we may compete with kathy ireland Worldwide® in securing advisory or representation agreements with potential clients for EE1 which may create a conflict of interests for the managing directors of EE1.

kathy ireland® Worldwide is an established company which has significant experience in assisting companies in the promotion and management of their brands through licensing and advisory agreements. Affiliates of kathy ireland® Worldwide are responsible for the day to day operations of both EE1 and kathy ireland® Worldwide. Part of EE1's business competes with kathy ireland ®Worldwide in identifying and securing clients for its advisory services. For example, both EE1 and kathy ireland ®Worldwide are parties to substantial identical representation agreements with Dada Media, Inc. and David Tutera. The affiliates of kathy ireland ®Worldwide who are also responsible for day to day operations at EE1 are able to determine which entity, either kathy ireland® Worldwide or EE1, is referred to the potential client. kathy ireland® Worldwide has more experience and resources and there are no assurances that conflicts of interest which may arise will be resolved in our favor. As a result, it is possible that we may lose out on potential business opportunities.

We could become a party to litigation involving our licensed products which could result in additional costs to us. Certain licensed products may be more likely to lead to product liability lawsuits than others, which could expose us to additional unknown risks.

Although we are not responsible for the manufacturing, sale or distribution of licensed products, it is possible our company could be named as a defendant in litigation related to licensed products. Certain licensed products may, by virtue of the industry in which they are sold and the governmental regulations to which they are subject, such as vaping products and cannabidiol product categories, could be more likely to be the subject of litigation than others. Notwithstanding that our standard form of license agreements requires the licensee to indemnify us against ligation involving the licensed products and to maintain product liability insurance policies, it is possible that a licensee may fail to maintain this coverage during the term of the license agreement. While we would then have a right to terminate the license agreement as a result of this breach of its terms, there are no assurances we would not be required to expend significant funds and management time defending our company in any potential product liability insurance claim. There are no assurances that we would prevail in any such litigation, which could subject us to judgments and costs of settlements which could adversely impact our liquidity and results of operations in future periods.

As a result of the intense competition within our targeted licensees’ markets and the strength of some of their competitors, we and our licensees may not be able to compete successfully.

Many of our targeted trademark licenses are for products in the apparel, fashion accessories, footwear, beauty and fragrance, home products and décor, consumer electronics and entertainment industries in which licensees face intense competition from third party brands and licensees. In general, competitive factors include quality, price, style, name recognition and service. In addition, various fads and the limited availability of shelf space could affect competition for our licensees’ products. Many of our licensees’ competitors have greater financial, importation, distribution, marketing and other resources than our licensees and have achieved significant name recognition for their brand names. Our licensees may be unable to compete successfully in the markets for their products, and we may not be able to compete successfully with respect to our licensing arrangements.

Our business is dependent on market acceptance of our brands and the potential future products of our licensees bearing these brands.

Although some of our targeted licensees might have guaranteed minimum net sales and minimum royalties to us, a failure of our brands or of products bearing our brands to achieve or maintain market acceptance could cause a reduction of our licensing revenue and could further cause existing licensees not to renew their agreements. Such failure could also cause the devaluation of our trademarks, which are our primary IP assets, making it more difficult for us to renew our current licenses upon their expiration or enter into new or additional licenses for our trademarks. In addition, if such devaluation of our trademarks were to occur, a material impairment in the carrying value of one or more of our trademarks could also occur and be charged as an expense to our operating results.

The industries in which we target to compete, including the apparel industry, are subject to rapidly evolving trends and competition. In addition, consumer tastes change rapidly. The licensees under our licensing agreements may not be able to anticipate, gauge or respond to such changes in a timely manner. Failure of our licensees to anticipate, identify and capitalize on evolving trends could result in declining sales of our brands and devaluation of our trademarks. Continued and substantial marketing efforts, which may, from time to time, also include our expenditure of significant additional funds to keep pace with changing consumer demands, are required to maintain market acceptance of the licensees’ products and to create market acceptance of new products and categories of products bearing our trademarks; however, these expenditures may not result in either increased market acceptance of, or licenses for, our trademarks or increased market acceptance, or sales, of our licensees’ products. Furthermore, while we believe that we currently maintain sufficient control over the products our licensees’ produce under our brand names through the provision of trend direction and our right to preview and approve a majority of such products, including their presentation and packaging, we do not actually design or manufacture products bearing our marks, and therefore, have more limited control over such products’ quality and design than would a traditional product manufacturer.

RISKS RELATED TO OUR PROFESSIONAL PRODUCTS DIVISION

The majority of our net sales to date in our professional products division are generated on the basis of purchase orders, rather than long term purchase commitments; which could adversely affect our financial position and results of operations.

Our operating history is not long enough to evaluate the likelihood of future cancellations or deferments of customer orders related to product sales in our professional products division. Manufacturers and distributors are currently contracted on a per order basis. The lack of long-term purchase commitments creates a risk that product demand may be reduced if orders are canceled or deferred or, in the event of unanticipated demand, an inability to timely produce and deliver our products. We do not have long-term agreements with our distributors, manufacturers or suppliers and these parties may disrupt or cancel a purchase order or defer or delay shipments of our products at any time. Furthermore, because of our inability to rely on enforceable purchase contracts, and our limited visibility into future customer demand, actual net sales may be different from our forecasts, which could adversely affect our financial position and results of operations.

The beauty products business is highly competitive, and if we are unable to compete effectively our results will suffer.

We face vigorous competition from companies much larger than ours throughout the world, including multinational consumer product companies. Almost all of these competitors have much greater resources than we do and may be able to respond to changing business and economic conditions more quickly than us. Competition in the beauty business is based on pricing of products, innovation, perceived value, service to the consumer, promotional activities, advertising, special events, new product introductions, e-commerce and m-commerce initiatives and other activities. It is difficult for us to predict the timing and scale of our competitors’ actions in these areas. Our ability to compete also depends on the continued strength of our brands, our ability to attract and retain key talent and other personnel, the efficiency of our manufacturing facilities and distribution network, and our ability to maintain and protect our intellectual property and those other rights used in our business. As a new company with limited brand recognition, there are no assurances we will ever be able to effectively compete in our target markets.

We may be unable to protect our intellectual property rights and/or intellectual property rights licensed to us, and may be subject to intellectual property litigation and infringement claims by third parties.

We intend to protect our intellectual property through limited patents and our unpatented trade secrets and know-how through confidentiality or license agreements with third parties, employees and consultants, and by controlling access to and distribution of our proprietary information. However, this method may not afford complete protection, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States and unauthorized parties may copy or otherwise obtain and use our products, processes or technology. Additionally, there can be no assurance that others will not independently develop similar know-how and trade secrets. We are also dependent upon the owners of intellectual property rights licensed to us under various wholesale license agreements to protect and defend those rights against third party claims. If third parties take actions that affect our rights, the value of our intellectual property, similar proprietary rights or reputation or the licensors who have granted us certain rights under wholesale license agreements, or we are unable to protect the intellectual property from infringement or misappropriation, other companies may be able to offer competitive products at lower prices, and we may not be able to effectively compete against these companies. We also face the risk of claims that we have infringed third parties’ intellectual property rights. Any claims of intellectual property infringement, even those without merit, may require us to:

●	defend against infringement claims which are expensive and time consuming;

●	cease making, licensing or using products that incorporate the challenged intellectual property;

●	re-design, re-engineer or re-brand our products or packaging; or

●	enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property.

In the event of claims by third parties for infringement of intellectual property rights we license from third parties under wholesale license agreements, we could be liable for costs of defending allegations of infringement and there are no assurances the licensors will either adequately defend the licensed intellectual property rights or that they would prevail in the related litigation. In that event, we would incur additional costs and may deprived from generating royalties from these agreements.

A disruption in operations or our supply chain could adversely affect our business and financial results.

We are subject to the risks inherent in manufacturing our products, including industrial accidents, environmental events, strikes and other labor disputes, disruptions in supply chain or information systems, loss or impairment of key manufacturing sites or suppliers, product quality control, safety, increase in commodity prices and energy costs, licensing requirements and other regulatory issues, as well as natural disasters and other external factors over which we have no control. If such an event were to occur, it could have an adverse effect on our business and financial results.

We are dependent upon suppliers for our raw materials which we purchase on a per order basis without long term contracts and our suppliers are dependent on the continued availability and pricing of raw materials, either of which could negatively affect our ability to manage costs and maintain profitable operating margins.

We currently purchase our raw materials from suppliers with whom we have no written purchase contracts. Any supplier and any order may be terminated or rejected by any supplier at any time. Our reliance on open orders, no preference or assurances from suppliers, and our reliance on these suppliers, creates a risk that our supply of raw materials may be interrupted at any time. We may not be able to timely source another supplier, resulting in delays and decreased sales. There are no assurances that we will be able to maintain adequate stockpiles or that we will be able to acquire and stockpile raw materials at reasonable costs. Our failure to ensure a steady supply of raw material or any significant interruption in the supply of raw materials could have a material adverse effect on our operations and ability to timely fulfill orders, resulting in lost orders and revenue.

We rely on third-parties to manufacture and to compound our products, and we have no control over these manufactures and may not be able to obtain quality products on a timely basis or in sufficient quantity.

All of our products are manufactured or compounded by unaffiliated third parties. We do not have any long-term contracts with any of these third parties, and we expect to compete with other companies for raw materials, production and import capacity. If we experience significant increased demand, or need to replace an existing manufacturer, there can be no assurance that additional manufacturing capacity will be available when required on terms that are acceptable to us, or at all, or that any manufacturer or compounder would allocate sufficient capacity to us in order to meet our requirements. In addition, even if we are able to expand existing or find new sources, we may encounter delays in production and added costs as a result of the time it takes to engage third parties. Any delays, interruption or increased costs in the manufacturing or compounding of our products could have an adverse effect on our ability to meet retail customer and consumer demand for our products and result in lower revenues and net income both in the short and long-term.

Adverse changes in political and economic policies of the People’s Republic of China government could negatively affect the production and cost of certain of our products and damage our business.

Certain of our products are currently manufactured in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China and relationships with the United States. The PRC economy differs from the economies of most developed countries in many respects, including:

●	the higher level of government involvement and regulation;

●	the early stage of development of the market-oriented sector of the economy;

●	the rapid growth rate;

●	the higher rate of inflation;

●	tariffs and the higher level of control over foreign exchange; and

●	government control over the allocation of many resources.

Although the PRC government has in recent years implemented measures emphasizing the utilization of market forces for economic reform, the PRC government continues to exercise significant control over economic growth in China through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and imposing policies that impact particular industries or companies in different ways. Any adverse change in the economic conditions or government policies in China or relationship with the United States could have a material adverse effect on tariffs and the cost or availability of our products and consequently have a material adverse effect on our business and prospects.

Like other distributors and manufacturers of beauty products, we face an inherent risk of exposure to product liability claims in the event that the use of the products that we sell results in injury.

While we believe we are currently materially compliant with regulations covering our products, we may be subjected to various product liability claims, including claims that the products we sell contain contaminants, are improperly labeled or include inadequate instructions as to use or inadequate warnings concerning side effects and interactions with other substances. In addition, we may be forced to defend lawsuits. While to date we have never been subject to any product liability claim, given our limited operating history we cannot predict whether product liability claims will be brought against us in the future or predict the effect of any resulting adverse publicity on our business. Moreover, we may not have adequate resources in the event of a successful claim against us. If our insurance protection is inadequate and our third-party vendors do not indemnify us, the successful assertion of product liability claims against us could result in potentially significant monetary damages. In addition, interactions of our products with other similar products, prescription medicines and over-the-counter drugs have not been fully explored. We may also be exposed to claims relating to product advertising or product quality. People may purchase our products expecting certain physical results, unique to beauty products. If they do not perceive expected results to occur, such individuals may seek monetary retribution.

Our business may be adversely affected by unfavorable publicity within the beauty products market.

We believe that the beauty products market is significantly affected by national media attention. As with any retail provider, future scientific research or publicity may not be favorable to the industry or to any particular product, and may not be consistent with earlier favorable research or publicity. Because of our dependence on consumers’ perceptions, adverse publicity associated with illness or other adverse effects resulting from the use of our products or any similar products distributed by other companies and future reports of research that are perceived as less favorable or that question earlier research, could have a material adverse effect on our business, financial condition and results of operations. We are highly dependent upon consumers’ perceptions of the safety and quality of our products as well as similar products distributed by other companies. Thus, the mere publication of reports asserting that beauty products may be harmful or questioning their efficacy could have a material adverse effect on our business, financial condition and results of operations, regardless of whether such reports are scientifically supported or whether the claimed harmful effects would be present at the dosages recommended for such products.

Our success is dependent upon the successful introduction of our new products and success in expanding the demand for existing brands.

We believe the growth of our net sales is substantially dependent upon our ability to introduce our products to the public. Our ability to meet future obligations is dependent in large measure on the success of our product sales. Subject to the availability of sufficient capital and the further establishment of effective distribution channels, we expect to introduce additional products. The success of new products is dependent upon a number of factors, including our ability to formulate products that will appeal to consumers and respond to market trends in a timely manner. There can be no assurance that our efforts to formulate new products will be successful or that consumers will accept our new products. In addition, products experiencing strong popularity and rapid growth may not maintain their sales volumes over time.

RISKS RELATED TO OWNERSHIP OF OUR COMMON STOCK

There may never be an active market for our common stock, which is listed on the NYSE American.

Following our initial public offering in November 2017, there currently is a limited market for our common stock. Although our common stock is listed on the NYSE American, trading of our common stock is limited and sporadic and generally at very low volumes. Further, the price at which our common stock has traded has been below its initial public offering price. We expect that the price will continue to fluctuate significantly in response to various factors, many of which are beyond our control. The stock market in general, and securities of small-cap companies in our industry in particular, has experienced extreme price and volume fluctuations in recent years. Continued market fluctuations could result in further volatility in the price at which our common stock may trade, which could cause its value to decline. A more active market for our common stock may never develop. As a result, investors must bear the economic risk of holding their shares of our common stock for an indefinite period of time.

We are subject to the continued listing standards of the NYSE American and our failure to satisfy these criteria may result in delisting of our common stock.

Our common stock is listed on the NYSE American. In order to maintain this listing, we must maintain certain share prices, financial and share distribution targets, including maintaining a minimum amount of shareholders’ equity and a minimum number of public shareholders. In addition to these objective standards, the NYSE American may delist the securities of any issuer (i) if, in its opinion, the issuer’s financial condition and/or operating results appear unsatisfactory; (ii) if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing on the NYSE American inadvisable; (iii) if the issuer sells or disposes of principal operating assets or ceases to be an operating company; (iv) if an issuer fails to comply with the NYSE American’s listing requirements; (v) if an issuer’s common stock sells at what the NYSE American considers a “low selling price” and the issuer fails to correct this via a reverse split of shares after notification by the NYSE American; or (vi) if any other event occurs or any condition exists which makes continued listing on the NYSE American, in its opinion, inadvisable. If the NYSE American delists our common stock, investors may face material adverse consequences, including, but not limited to, a lack of trading market for our securities, reduced liquidity, decreased analyst coverage of our securities, and an inability for us to obtain additional financing to fund our operations.

The price of our common stock may be volatile, and you could lose all or part of your investment.

Stock markets have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. In addition, limited trading volume of our stock may contribute to its future volatility. Price declines in our common stock could result from general market and economic conditions, some of which are beyond our control, and a variety of other factors, including any of the risk factors described in this prospectus. These broad market and industry factors may harm the market price of our common stock, regardless of our operating performance, and could cause you to lose all or part of your investment in our common stock since you might be unable to sell your shares at or above the price you paid. Factors that could cause fluctuations in the market price of our common stock include the following:

●	price and volume fluctuations in the overall stock market from time to time;

●	changes in operating performance and stock market valuations of other hair care products companies generally;

●	sales of shares of our common stock by us or our shareholders;

●
failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

●	the financial projections we may provide to the public, any changes in those projections or our failure to meet those projections;

●	rumors and market speculation involving us or other companies in our industry;

●	actual or anticipated changes in our results of operations or fluctuations in our results of operations;

●	actual or anticipated developments in our business, our competitors’ businesses or the competitive landscape generally;

●	litigation involving us, our industry or both, or investigations by regulators into our operations or those of our competitors;

●	developments or disputes concerning our intellectual property or other proprietary rights;

●	announced or completed acquisitions of businesses or brands by us or our competitors;

●	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

●	changes in accounting standards, policies, guidelines, interpretations or principles;

●	any significant change in our management; and

●	general economic conditions and slow or negative growth of our markets.

In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

We are an “emerging growth company,” and the reduced reporting requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies but not to “emerging growth companies,” including, but not limited to:

●
being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosures;

●
not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, or “Sarbanes-Oxley Act”;

●
not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Investors may find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

Our executive officers, directors and their affiliates may exert control over us and may exercise influence over matters subject to shareholder approval.

Our executive officers and directors, together with their respective affiliates, beneficially own approximately 23.9% of our outstanding common stock as of August 31, 2018. Accordingly, these shareholders, if they act together, may exercise substantial influence over matters requiring shareholder approval, including the election of directors and approval of corporate transactions, such as a merger. This concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discourage a potential acquirer from attempting to obtain control over us, which in turn could have a material adverse effect on the market value of our common stock.

Future sales of our common stock by our existing shareholders could cause our stock price to decline.

On August 31, 2018, we had 8,123,928 shares of our common stock outstanding, 6,203,067 of which are currently eligible for sale in the public market, subject, in certain circumstances to the volume, manner of sale and other limitations under Rule 144 promulgated under the Securities Act of 1933, as amended, or “Securities Act.” It is conceivable that shareholders may wish to sell some or all of their shares. If our shareholders sell substantial amounts of our common stock in the public market at the same time, the market price of our common stock could decrease significantly due to an imbalance in the supply and demand of our common stock. Even if they do not actually sell the stock, the perception in the public market that our shareholders might sell significant shares of our common stock could also depress the market price of our common stock. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities, and may cause shareholders to lose part or all of their investment in our shares of common stock.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results. As a result, current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

As described in our Annual Report on Form 10-K for the year ended September 30, 2017, our management determined that, as of September 30, 2017, we did not maintain effective internal controls over financial reporting based on criteria set forth by the Committee of Sponsoring Organizations of the 2013 Treadway Commission in Internal Control-Integrated Framework as a result of identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis. While we have never been required to restate our consolidated financial statements and during fiscal 2018 we have taken steps necessary to remediate those material weakness, if our actions are not sufficient, the existence of any continuing material weaknesses in our internal control over financial reporting increases the risk that a future restatement of our consolidated financials is possible.

If securities or industry analysts do not publish research or publish unfavorable or inaccurate research about our business, our common stock share price and trading volume could decline.

An active trading market for our common stock will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We may be unable to attract or sustain coverage by well-regarded securities and industry analysts. If either none or only a limited number of securities or industry analysts cover us or our business, or if these securities or industry analysts are not widely respected within the general investment community, the trading price for our common stock would be materially and negatively impacted. In the event we obtain securities or industry analyst coverage, if one or more of the analysts who cover us or our business downgrade our common stock or publish inaccurate or unfavorable research about us or our business, the price of our common stock would likely decline. If one or more of these analysts cease coverage of us or our business, or fail to publish reports on us or our business regularly, demand for our common stock could decrease, which might cause the price of our common stock and trading volume to decline.

Some provisions of our charter documents and North Carolina law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our shareholders and may prevent attempts by our shareholders to replace or remove our current management.

Provisions in our articles of incorporation and bylaws, as well as provisions of North Carolina law, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our shareholders, or remove our current management. These include provisions that:

●	permit our board of directors to issue up to 50,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

●
provide that all vacancies on our board of directors, including as a result of newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum; and

●
do not provide for cumulative voting rights, thereby allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election.

These provisions may frustrate or prevent any attempts by our shareholders to replace or remove our current management by making it more difficult for shareholders to replace members of our board of directors, who are responsible for appointing the members of our management. In addition, North Carolina has two primary anti-takeover statutes, the Shareholder Protection Act and the Control Share Acquisition Act, which govern the shareholder approval required for certain business combinations. As permitted by North Carolina law, we have opted out of both these provisions. Accordingly, we are not subject to any anti-takeover effects of the North Carolina Shareholder Protection Act or Control Share Acquisition Act. Any provision of our articles of incorporation, bylaws or North Carolina law that has the effect of delaying or deterring a change in control could limit the opportunity for our shareholders to receive a premium for their shares of common stock, and could also affect the price that some investors are willing to pay for our shares of common stock.

Sales of additional shares of common stock, including by us or our directors and officers following expiration or early release of the lock-up periods, could cause the price of our common stock to decline.

Sales of substantial amounts of our common stock in the public market, or the availability of such shares for sale, by us or by others, including the issuance of shares of common stock upon the exercise of outstanding options and warrants, could adversely affect the price of our common stock.  In connection with this offering, we and our directors and officers have entered into lock-up agreements for a period of 90 days following this offering.  We and our directors and officers may be released from the lock-up prior to its expiration period at the sole discretion of the representative of the underwriters.  See “Underwriting.”  Upon expiration or earlier release of the lock-up, we and our directors and officers may sell shares of our common stock into the market, which could adversely affect the market price of our common stock.

We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our common stock. In addition, the issuance of shares upon exercise of our outstanding options and warrants and/or future grants under our 2015 Equity Compensation Plan may cause immediate and substantial dilution to our existing shareholders.

Our articles of incorporation, as amended, authorizes the issuance of 150,000,000 shares of our common stock and 50,000,000 shares of preferred stock. In certain circumstances, the common stock, as well as the awards available for issuance under our equity incentive plans, can be issued by our board of directors, without stockholder approval. Any future issuances of such stock would further dilute the percentage ownership of us held by holders of common stock. In addition, the issuance of certain securities, including pursuant to the terms of our stockholder rights plan, may be used as an “anti-takeover” device without further action on the part of our stockholders, and may adversely affect the holders of the common stock.

In addition, the issuance of preferred stock may be used as an “anti-takeover” device, and may adversely affect the holders of the common stock. If our  board of directors and stockholders approved the use of “blank check” preferred stock, our board of directors would be authorized to create and issue from time to time, without further stockholder approval, a certain number of shares of preferred stock, in one or more series and to establish the number of shares of any series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions of the shares of each series. The authority to designate preferred stock may be used to issue series of preferred stock, or rights to acquire preferred stock, that could dilute the interest of, or impair the voting power of, holders of the common stock or could also be used as a method of determining, delaying or preventing a change of control.

Lastly, we presently have options and warrants that, if exercised, would result in the issuance of an additional 781,826 shares of our common stock, and we presently have an additional 845,455 shares of our common stock reserved for future grants under our 2015 Equity Compensation Plan. The issuance of shares upon exercise of warrants and options, including future grants under our 2105 Equity Compensation Plan, may result in dilution to the interests of other shareholders including purchasers of shares in this offering.

We have never paid dividends and have no plans to pay dividends in the future.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our board of directors. To date, we have paid no cash dividends on our shares of our preferred or common stock and we do not expect to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any return investors in our preferred or common stock may have will be in the form of appreciation, if any, in the market value of their shares of common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or “Exchange Act.” These forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to:

●	dilution to purchasers of shares of common stock in this offering;
●	our management’s broad discretion as to the use of proceeds from this offering;
●	our material dependence on our relationships with kathy ireland® Worldwide and certain of its affiliates;
●	our limited operating history;
●	the limited operating histories of our subsidiaries;
●	our history of losses;
●	risks associated with any failure by us to maintain an effective system of internal control over financial reporting;
●	the terms of various agreements with kathy ireland® Worldwide and possible impacts on our management's abilities to make certain decisions regarding the operations of our company;
●	our dependence on consumer spending patterns;
●	our history on reliance on sales from a limited number of customers, including related parties;
●	risks associated with our failure to effectively promote our brands;
●	our ability to identify and successfully acquire additional brands and trademarks;
●	the operating agreements of our I'M1 and EE1 subsidiaries;
●	the accounting treatment of securities we accept as partial compensation for services;
●	our ability to liquidate securities we accept as partial compensation for services and the possible impact of the 40 Act;
●	the possible need to raise additional capital in the future;
●	terms of the contracts with third parties in each of our divisions;
●	possible conflicts of interest with kathy ireland® Worldwide;
●	possible litigation involving our licensed products;
●	our ability to effectively compete and our dependence on market acceptance of our brands;
●	the lack of long-term contracts for the purchase of products from our professional products division;
●	our ability to protect our intellectual property;
●	additional operational risks associated with our professional products division;
●	risks associated with developing a liquid market for our common stock and possible future volatility in its trading price;
●	risks associated with any future failure to satisfy the NYSE American LLC continued listing standards;
●	dilution to our shareholders from the issuance of additional shares of common stock by us and/or the exercise of outstanding options and warrants;
●	risks associated with our status as an emerging growth company;
●	risks associated with control by our executive officers, directors and affiliates;
●	risks associated with future sales of our common stock by existing shareholders;
●	our failure to maintain an effective system of internal control over financial reporting;
●	risks associated with unfavorable research reports; and
●	risks associated with our articles of incorporation, bylaws and North Carolina law.

Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review our Annual Report on Form 10-K for the fiscal year ended September 30, 2017 as filed with the Securities and Exchange Commission on December 26, 2017, including the risk factors described therein, as well as our other filings with the Securities and Exchange Commission. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $5,029,337, assuming the sale of 1,149,425 shares of our common stock or approximately $5,866,337 if the underwriters exercise in full their option to purchase additional shares of common stock, at the assumed public offering price of $5.22 per share for the common stock (which was the last reported sale price of our common stock on the NYSE American on September 24, 2018), after deducting the estimated underwriting discount and estimated offering expenses payable by us. The public offering price per common share will be determined between us, the underwriter and investors based on market conditions at the time of pricing, and may be at a discount to the current market price of our common stock.

Except where indicated, the foregoing discussion assumes no exercise of the underwriters’ option to purchase up to 172,414 additional shares of common stock.

A $0.25 increase in the assumed public offering price of $5.22 per share of common stock would increase the expected net proceeds of the offering to us to approximately $5,296,578, assuming that the number of shares sold by us remains the same. A $0.25 decrease in the assumed public offering price of $5.22 per share of common stock would decrease the expected net proceeds of the offering to us to approximately $4,762,094, assuming that the number of shares sold by us remains the same. We may also increase or decrease the number of shares of our common stock we are offering. An increase of 250,000 in the number of shares sold in this offering would increase the expected net proceeds of the offering to us to approximately $6,242,986, assuming that the assumed public offering price per share remains the same. A decrease of 250,000 in the number of shares sold in this offering would decrease the expected net proceeds of the offering to us to approximately $3,815,686, assuming that the assumed public offering price per share remains the same.

We intend to use the net proceeds from this offering for brand development and expansion, acquisitions and general working capital. We are not, however, a party to any agreements with respect to any potential future acquisitions and there are no assurances we will acquire any additional companies. As such, we have broad discretion in determining how the proceeds of this offering will be used, and our discretion is not limited by the aforementioned possible uses. Our board of directors believes the flexibility in application of the net proceeds is prudent.

Our expected use of net proceeds from this offering represents our current intentions based upon our plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors, including the factors described under the heading “Risk Factors” in this prospectus. As a result, management will have broad discretion in its application of the net proceeds, and investors will be relying on our judgment in such application.

Pending use of the net proceeds from this offering, we may invest in short- and intermediate-term interest-bearing obligations, certificates of deposit or direct or guaranteed obligations of the U.S. government will adjust based on the actual initial public offering price and other terms of this offering determined at pricing.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2018 and on an as adjusted basis to give effect to the sale of 1,149,425 shares of common stock in this offering at the assumed public offering price of $5.22 per share, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us. This capitalization table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and notes to those consolidated financial statements that are incorporated by reference in this prospectus.

	As of June 30, 2018
	Actual	As adjusted(1)
	(unaudited)

Cash and cash equivalents	$5,423,862	10,453,199

Long-term liability	$ 8,004	$ 8,004
Preferred stock, authorized 50,000,000 shares, $0.001 par value, no shares issued and outstanding	-	-
Common stock, authorized 150,000,000 shares, $0.001 par value, 8,118,928 shares issued and outstanding	8,119	9,268
Additional paid in capital	21,509,688	26,537,876
Accumulated other comprehensive income (loss)	(1,923,304)	(1,923,304)
Accumulated deficit	(5,779,879)	(5,779,879)
Total Level Brands, Inc. shareholders’ equity	13,814,624	18,843,961
Non-controlling interest	1,402,911	1,402,911
Total shareholders’ equity (deficit)	$15,217,535	20,246,872
Total capitalization	$ 15,225,539	20,254,876
————————
(1)
On an as adjusted basis to give effect to the sale of 1,149,425 shares of common stock in this offering at the assumed public offering price of $5.22 per share (which was the last reported sale price of our common stock on September 24, 2018), after deducting underwriting discounts and commissions and other estimated offering expenses payable by us.

Each increase (decrease) of 250,000 shares of common stock to be purchased at the assumed offering price of $5.22 per share would increase or (decrease) additional paid-in capital, total shareholders’ equity (deficit) and total capitalization by approximately $1,213,400, assuming the assumed offering price remains at $5.22 and after deducting estimated underwriters’ discounts and commissions and estimated offering expenses payable by us.

A $0.25 increase (decrease) in the assumed public offering price of $5.22 per share of common stock would result in an incremental increase (decrease) in each of our additional paid-in capital, total shareholders’ equity (deficit) and total capitalization on a as adjusted basis by approximately $267,241, assuming that the number of shares of our common stock sold by us as set forth on the cover page of this prospect remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

Unless we indicate otherwise, all information in this Capitalization section:

●	presents all share and per share information contained herein with the pro forma effect to the 1:5 reverse stock split of our common stock, which was effective December 5, 2016;

●	assumes no exercise by the underwriters of the over-allotment option;

●	excludes the exercise of the representative’s warrants to be issued to the representative of the underwriters in this offering;

●	excludes 469,650 shares of our common stock reserved for issuance upon the exercise of presently outstanding options with a weighted average exercise price of $5.23 per share;

●	excludes an additional 845,455 shares of our common stock reserved for future grants under our 2015 Equity Compensation Plan; and

●	excludes 312,176 shares of our common stock reserved for issuance upon the exercise of presently outstanding warrants with a weighted average exercise price of $6.84 per share.

DILUTION

If you purchase shares of our securities in this offering, you will experience dilution to the extent of the difference between the public offering price per share and our as adjusted net tangible book value per share immediately after this offering. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the number of outstanding shares of our common stock. As of June 30, 2018, our net tangible book value was approximately $11,757,529, or approximately $1.45 per share.

After giving effect to the assumed sale by us of 1,149,425 shares of our common stock in this offering at an assumed public offering price of $5.22 per share (which was the last reported sale price of our common stock on September 24, 2018), and after deducting the estimated underwriting discount and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2018 would have been approximately $16,786,866, or approximately $1.81 per share.  This represents an immediate increase in as adjusted net tangible book value of $0.36 per share to existing shareholders and an immediate dilution of $3.41 per share to new investors purchasing shares of our common stock in this offering. The following table illustrates this per share dilution:

Assumed public offering price per share of common stock		$ 5.22
Net tangible book value per share as of June 30, 2018	$1.45
Increase in net tangible book value per share after this offering	$ 0.36

As adjusted net tangible book value per share after giving effect to this offering		1.81

Dilution per share to new investors		$ 3.41

The information above assumes that the underwriters do not exercise their over-allotment option. If the underwriters exercise their over-allotment option in full, the pro forma net tangible book value will increase to $1.87 per share, representing an immediate increase to existing shareholders of $0.42 per share and an immediate dilution of $3.35 per share to new investors.

A $0.25 increase in the assumed public offering price of $5.22 per share would result in an increase in our pro forma net tangible book value to $17,054,107 million or $1.84 per share, and would result in the dilution to new investors of approximately $3.63 per share, assuming that the number of shares of our common stock sold by us remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. A $0.25 decrease in the assumed public offering price of $5.22 per share would result in an increase in our pro forma net tangible book value to 16,519,623  or $1.78 per share, and would result in the dilution to new investors of $3.19 per share, assuming that the number of shares of our common stock sold by us remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We may also increase or decrease the number of shares of common stock we are offering from the assumed number of shares of common stock set forth above. An increase of 250,000 in the assumed number of shares of common stock sold by us in this offering would result in an incremental increase in our pro forma net tangible book value to $18,000,514 or $1.89 per share, and would result in an incremental increase in the dilution to new investors of $3.33 per share, assuming that the assumed public offering price remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us.  A decrease of 250,000 in the assumed number of shares of common stock sold by us in this offering would result in an increase in our pro forma net tangible book value to $15,573,214 or $1.73 per share, and would result in an incremental decrease in the dilution to new investors of $3.49 per share, assuming that the assumed public offering price remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us.  The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of shares sold in this offering and other terms of this offering determined at pricing.

The foregoing discussion and table do not take into account further dilution to new investors that could occur upon the exercise of outstanding options or warrants having a per share exercise price less than the assumed per share offering price to the public in this offering. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Since November 17, 2017 our common stock has been listed on the NYSE American under the symbol "LEVB." Prior thereto, there was no market for our common stock. The reported high and low last bid prices for the common stock are shown below for the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

	High	Low

November 17, 2017 to December 31, 2017	$5.55	$4.12
January 1, 2018 to March 31, 2018	$5.25	$3.51
April 1, 2018 to June 30, 2018	$5.40	$3.70
July 1, 2018 to September 24, 2018	$6.19	$2.77

The last sale price of our common stock as reported on the NYSE American on September 24, 2018 was $5.22 per share. As of September 24, 2018, there were approximately 144 record owners of our common stock. This number does not include beneficial owners from whom shares are held by nominees in street name.

DIVIDEND POLICY

We do not currently intend to pay dividends on our common stock. The declaration, amount and payment of any future dividends on shares of our common stock, if any, will be at the sole discretion of our board of directors, which may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, the implications of the payment of dividends by us to our shareholders or by our subsidiaries to us, and any other factors that our board of directors may deem relevant.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital is 150,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of blank check preferred stock, par value $0.001 per share. At September 24, 2018, there were 8,123,928 shares of common stock and no shares of preferred stock issued and outstanding.

Common stock

Holders of common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of our preferred stock which may then be outstanding, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred stock

Our board of directors, without further shareholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our board of directors may authorize the issuance of preferred stock, which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our board of directors can fix limitations and restrictions, if any, upon the payment of dividends on both classes of our common stock to be effective while any shares of preferred stock are outstanding.

Common stock purchase warrants

We have outstanding warrants to purchase 312,176 shares of common stock with exercise prices ranging from $6.53 to $7.50 per share expiring between September 2021 and October 2022.

2015 Equity Compensation Plan

In June 2015, our board of directors and our shareholders approved our 2015 Equity Compensation Plan. The plan initially reserved 1,175,000 common stock shares for awards of options, restricted stock, other stock grants, or any combination thereof. The number of shares of common stock available for issuance under the plan automatically increase on the first trading day of January each calendar year during the term of the plan, beginning with calendar year 2016, by an amount equal to 1% of the total number of shares of common stock outstanding on the last trading day in December of the immediately preceding calendar year, up to a maximum annual increase of 100,000 shares of common stock. As of June 30, 2018 we had 1,315,1054,565 shares available for awards under the plan. At June 30, 2018 we had outstanding options to purchase 434,650 shares of our common stock with a weighted average exercise price of $5.27. Subsequent to that date, we have granted options for an additional 35,000 shares of our common stock. As of the date of this prospectus, we presently have outstanding options to purchase 469,650 shares of our common stock with a weighted average exercise price of $5.23 per share.

Transfer Agent

The transfer agent and registrar for our common stock is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598.

Listing

Our common stock is listed on the NYSE American under the symbol “LEVB.”

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering up to 1,149,425 shares of our common stock.  The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” in this prospectus.

Representative’s Warrants

Please see “Underwriting — Representative’s Warrants” for a description of the warrants we have agreed to issue to the representative of the underwriters in this offering, subject to the completion of the offering. We expect to enter into a warrant agreement in respect of the representative’s warrants prior to the closing of this offering.

UNDERWRITING

ThinkEquity, a division of Fordham Financial Management, Inc., is acting as the representative of the underwriters of this offering, or the Representative. We have entered into an underwriting agreement dated __________, 2018 with the Representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally and not jointly agreed to purchase from us, at the public offering price per share less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of Shares
ThinkEquity, a division of Fordham Financial Management, Inc.
Total

All of the shares to be purchased by the underwriters will be purchased from us.

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement. The shares of common stock are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares of common stock are taken, other than those shares of common stock covered by the over-allotment option described below.

Over-Allotment Option

We have granted to the underwriters an option, exercisable no later than 45 calendar days after the closing of this offering, to purchase up to an additional 172,414 shares of common stock (15% of the shares of common stock sold in this offering) from us to cover over-allotments, if any, at a price per share of common stock equal to the public offering price, less the underwriting discounts and commissions (based on an assumed public offering price of $5.22 per share, which was the last reported sale price of our common stock on September 24, 2018). The underwriters may exercise this option only to cover over-allotments made in connection with this offering. If the underwriters exercise this option in whole or in part, then the underwriters will be severally committed, subject to the conditions described in the underwriting agreement, to purchase these additional shares of common stock. If any additional shares of common stock are purchased, the underwriters will offer the additional shares of common stock on the same terms as those on which the shares of common stock are being offered hereby.

Discounts and Commissions

The Representative has advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price per share set forth on the cover page of this prospectus. The underwriters may offer shares to securities dealers at that price less a concession of not more than $         per share, of which up to $           per share may be re-allowed to other dealers. After the initial offering to the public, the public offering price and other selling terms may be changed by the Representative.

The following table summarizes the public offering price, underwriting discounts and commissions and proceeds before expenses to us assuming both no exercise and full exercise by the underwriters of their over-allotment option:

	Per Share	Total Without Over-allotment Option	Total With Over-allotment Option
Public offering price	$	$	$
Underwriting discounts and commissions (7%)	$	$	$
Proceeds, before expenses, to us	$	$	$

We have agreed to reimburse the Representative for all reasonable out-of-pocket accountable fees and costs incurred by the Representative in connection with this offering up to a maximum of $80,000 in the aggregate, including: (a) all filing fees and communication expenses associated with the review of this offering by the Financial Industry Regulatory Authority (“FINRA”); (b) all fees and expenses relating to the listing of the shares of our common stock on the NYSE American, including any fees charged by the Depositary Trust Company for new securities; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of the shares of our common stock offered hereby under the “blue sky” securities laws of such states and other jurisdictions as the Representative may reasonably designate, including, without limitation, all filing and registration fees; (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the Representative; (e) the costs of all mailing and printing of the underwriting documents (including, without limitation, the underwriting agreement, any blue sky surveys and, if appropriate, any agreement among underwriters, selected dealers’ agreement, and underwriters’ questionnaire), and as many preliminary and final prospectuses as the Representative may reasonably deem necessary; (f) stock transfer and/or stamp taxes, if any, payable upon the transfer of securities from us to the underwriters; (g) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and Lucite tombstones in such quantities as the Representative may reasonably request; and (h) the Representative’s other out-of-pocket fees and expenses together with the fees and expenses of the underwriters’ legal counsel. We have paid an expense deposit of $20,000 to the Representative, which will be applied against these out-of-pocket accountable fees and expenses that will be paid by us to the underwriters in connection with this offering, and will be reimbursed to us to the extent not incurred.

We estimate the expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately $550,663.

Representative’s Warrants

Upon closing of this offering, we have agreed to issue to the Representative as compensation warrants to purchase a number of shares of common stock equal to 3% of the aggregate number of shares of common stock sold in this offering, or the Representative’s Warrants. The Representative’s Warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per share in this offering (excluding the over-allotment option). The Representative’s Warrants are exercisable at any time and from time to time, in whole or in part, during the four and one half year period commencing 180 days from the effective date of the registration statement of which this prospectus is a part.

The Representative’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Representative (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the registration statement. In addition, the warrants provide for registration rights upon request, in certain cases. The demand registration right provided will not be greater than five years from the effective date of the registration statement in compliance with FINRA Rule 5110(f)(2)(G)(iv). The piggyback registration right provided will not be greater than seven years from the effective date of the registration statement in compliance with FINRA Rule 5110(f)(2)(G)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Right of First Refusal

Until six months after the closing date of this offering, the Representative will have, subject to certain exceptions, an irrevocable right of first refusal to act as sole investment banker, sole book-runner and/or sole placement agent, at the Representative’s discretion, for each and every future public equity and debt offering, including all equity linked financings, during such six months, for us, or any successor to or any subsidiary of us, on terms customary for the Representative. The Representative will have the sole right to determine whether or not any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation. The Representative will not have more than one opportunity to waive or terminate the right of first refusal in consideration of any payment or fee.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Other

From time to time, certain of the underwriters and/or their affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and, may in the future receive, customary fees.  In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, no underwriter has provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus and we do not expect to retain any underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

Lock-Up Agreements

Pursuant to “lock-up” agreements, we and our executive officers and directors have agreed, subject to limited exceptions, without the prior written consent of the Representative not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any of our other securities or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of 90 days from the date of this prospectus.

Listing

Our common stock is listed on the NYSE American under the symbol “LEVB.”

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus supplement. This creates a short position in our common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares common stock in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our common stock or reduce any short position by bidding for, and purchasing, common stock in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing shares of common stock in this offering because the underwriter repurchases the shares of common stock in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the national securities exchange on which our shares of common stock are traded, in the over-the-counter market, or otherwise.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to this offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates.  Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, our common stock may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with our common stock may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each a “Relevant Member State”, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the “Relevant Implementation Date”, our securities will not be offered to the public in that Relevant Member State prior to the publication of a prospectus in relation to our securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of our securities may be made to the public in that Relevant Member State at any time:

●
to any legal entity that is a qualified investor as defined in the Prospectus Directive;
●
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the manager for any such offer; or
●
in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3(2) of the Prospectus Directive, provided that no such offer of the securities shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and securities to be offered so as to enable an investor to decide to purchase or subscribe securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the Order), and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together, the relevant persons). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Canada

The offering of our common stock in Canada is being made on a private placement basis in reliance on exemptions from the prospectus requirements under the securities laws of each applicable Canadian province and territory where our common stock may be offered and sold, and therein may only be made with investors that are purchasing, or deemed to be purchasing, as principal and that qualify as both an “accredited investor” as such term is defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario) and as a “permitted client” as such term is defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any offer and sale of our common stock in any province or territory of Canada may only be made through a dealer that is properly registered under the securities legislation of the applicable province or territory wherein our common stock is offered and/or sold or, alternatively, where such registration is not required.

Any resale of our common stock by an investor resident in Canada must be made in accordance with applicable Canadian securities laws, which require resales to be made in accordance with an exemption from, or in a transaction not subject to, prospectus requirements under applicable Canadian securities laws. These resale restrictions may under certain circumstances apply to resales of the common stock outside of Canada.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Upon receipt of this prospectus, each Québec investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur québecois confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Pearlman Law Group LLP, Fort Lauderdale, Florida. Certain matters under North Carolina law have been passed upon for us by the Law Offices of Jason H. Scott. The underwriter is represented by Gracin & Marlow, LLP, New York, New York.

EXPERTS

Our consolidated balance sheets as of September 30, 2017 and 2016 and the related consolidated statements of operations, shareholders’ deficit and cash flows for the fiscal years ended September 30, 2017 and 2016 incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the report of Cherry Bekaert LLP, independent registered public accounting firm, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and the securities offered hereby, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the public reference room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the Securities and Exchange Commission at prescribed rates from the public reference room of the Securities and Exchange Commission at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the Securities and Exchange Commission electronically are publicly available through the Securities and Exchange Commission’s website at www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the Securities and Exchange Commission. You may also read all or any portion of the registration statement and certain other filings made with the Securities and Exchange Commission on our website at www.levelbrands.com. The information contained in, and that can be accessed through, our website is not incorporated into and is not part of this prospectus.

We are subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, are required to file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the Securities and Exchange Commission. You will be able to inspect and copy such periodic reports, proxy statements and other information at the Securities and Exchange Commission’s public reference room, the website of the Securities and Exchange Commission referred to above, and our website at www.levelbrands.com. Except for the specific incorporated reports and documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain information that we will file with it which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (Commission File No. 001-38299)) after (i) the date of this initial registration statement and prior to effectiveness of this registration statement and (ii) the date of this prospectus and before the completion of the offering of the securities included in this prospectus, however, we will not incorporate by reference any documents or portions thereof that are not deemed “filed” with the SEC, or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K:

●	our Annual Report on Form 10-K for the fiscal year ended September 30, 2017 as filed with the SEC on December 26, 2017;

●
our Quarterly Reports on Form 10-Q for the periods ended December 31, 2017 (as filed with the SEC on February 14, 2018), March 31, 2018 (as filed with the SEC on May 15, 2018) and June 30, 2018 (as filed with the SEC on August 14, 2018);

●	our Definitive Proxy Statement on Schedule 14A as filed with the SEC on January 29, 2018;

●
our Current Reports on Form 8-K as filed with the SEC on November 17, 2017, December 12, 2017, January 5, 2018, January 22, 2018, January 25, 2018, March 22, 2018, June 1, 2018, June 27, 2018 and September 7, 2018; and

●
the description of our common stock contained in our Registration Statement on Form 8-A as filed with the SEC on November 15, 2017 and any further amendment or report filed hereafter for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that we incorporate by reference in this prospectus contained in the registration statement (except exhibits to the documents that are not specifically incorporated by reference) at no cost to you, by writing or calling us at the following address and telephone number:

Level Brands, Inc.
4521 Sharon Road
Suite 450
Charlotte, NC 28211
Attention: Investor Relations

Information about us is available at our website at www.levelbrands.com.  Except for the specific incorporated reports and documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part. Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

1,149,425 Shares
Common Stock

 ____________________________

PROSPECTUS
____________________________

ThinkEquity
a division of Fordham Financial Management, Inc.

Through and including  ___________, 2018 (25 days after commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

 Item 13. Other Expenses of Issuance and Distribution.

We estimate that expenses in connection with the distribution described in this registration statement (other than fees and commissions charged by the underwriters) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the SEC registration fee and the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee, are estimates.

SEC registration and filing fee	$887.07
FINRA filing fee	1,568.75
NYSE American listing fee	28,288.00
Legal fees and expenses	200,000.00*
Accounting fees and expenses	100,000.00*
Underwriters’ out-of-pocket expenses	80,000.00*
Printing costs	20,000.00*
Miscellaneous (including transfer agent fees)	119,919.00*
TOTAL	$ 550,663.00*

*
estimated.

Item 14. Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the North Carolina General Statutes permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or non-statutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee (i) conducted himself in good faith, (ii) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (b) that in all other cases his conduct at least was not opposed to the corporation’s best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina General Statutes permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorney’s fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. Our bylaws provide for indemnification to the fullest extent permitted by law for persons who serve as a director, officer, agent or employee of Level Brands or at the request of Level Brands serve as a director, officer, agent or employee for any other corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan. Accordingly, we may indemnify our directors, officers, agents or employees in accordance with either the statutory or non-statutory standards.

Sections 55-8-52 and 55-8-56 of the North Carolina General Statutes require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

Finally, Section 55-8-57 of the North Carolina General Statutes provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the North Carolina Business Corporation Act to indemnify such party. We have purchased a standard directors’ and officers’ liability policy which will, subject to certain limitations, indemnify us and our officers and directors for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacity as such.

As permitted by North Carolina law, Article 6 of our Articles of Incorporation limits the personal liability of directors for monetary damages for breaches of duty as a director arising out of any legal action for breach of duty as a director.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us, within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), against certain liabilities.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

Following are all issuances of securities by the registrant during the past three years which were not registered under the Securities Act. In each of these issuances the recipient represented that he, she or it was acquiring the shares for investment purposes only and not with a view towards distribution or resale except in compliance with applicable securities laws and had access to information concerning our company. No general solicitation or advertising was used in connection with any transaction, and the certificate evidencing the securities that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. Unless specifically set forth below, no underwriter participated in the transaction and no commissions were paid in connection with the transactions.

In December 2015 we issued LBGLOC, LLC 16,000 shares of our common stock valued at $32,000 as consideration for the granting to us of a line of credit. The issuance was exempt from registration based upon an exemption provided by Section 4(a)(2) of the Securities Act.

Between January 2016 and February 2016 we issued and sold 286,667 shares of our common stock to 21 investors in a private placement exempt from registration under the Securities Act in reliance on exemptions provided by Sections 4(a)(2) and 506(b) of Regulation D. Mr. Elliott, who now serves as an executive officer, as well as affiliates of Mr. Sumichrast purchased shares in this offering upon the same terms and conditions as other investors. We received gross proceeds of $2,150,000 in this offering. T.R. Winston & Company LLC, a broker-dealer and member of FINRA, acted as placement agent for us. We paid it a cash commission and reimbursement of accountable expenses of $157,642 and issued it and its designees four year placement agent warrants to purchase an aggregate of 20,067 shares of our common stock at an exercise price of $8.75 per share as additional compensation. We used the net proceeds from this offering for general working capital.

In March 2016 we issued 83,334 shares of our common stock upon the cashless exercise of a portion of the warrant originally sold to kathy ireland® Worldwide. The issuance was exempt from registration based upon an exemption provided by Section 3(a)(9) of the Securities Act.

In June 2016 we issued 30,000 shares of our common stock to Best Buddies International, an affiliate of Mr. Shriver, valued at $225,000 as a charitable contribution. The issuance was exempt from registration based upon an exemption provided by Section 4(a)(2) of the Securities Act.

In June 2016 we also issued an aggregate of 333,333 shares of our common stock to two entities upon the cashless exercise of the remaining portions of the warrant originally sold to kathy ireland® Worldwide. The issuances were exempt from registration based upon an exemption provided by Section 3(a)(9) of the Securities Act.

In October 2016 we issued and sold $2,125,000 principal amount 8% convertible promissory notes to 23 investors in a private placement exempt from registration under the Securities Act in reliance on exemptions provided by Sections 4(a)(2) and 506(b) of Regulation D. As part of this offering we also issued the note purchasers warrants to purchase an aggregate of 141,676 shares of our common stock at an exercise price of $7.80 per share. We received gross proceeds of $2,150,000 in this offering. T.R. Winston & Company LLC, a broker-dealer and member of FINRA, acted as placement agent for us. We paid it a cash commission and reimbursement of accountable expenses of $199,450. We used the net proceeds from this offering for general working capital.

In October 2016 we also issued 14,667 shares of our common stock valued at $100,000 to three individuals in connection with our acquisition of a minority membership interest in Beauty & Pin-Ups. The issuances were exempt from registration based upon exemptions provided by Section 4(a)(2) of the Securities Act.

In October 2016 we also issued 38,358 shares of our stock to six individuals and entities upon the cashless exercise of a placement agents warrants previously granted to T.R. Winston & Co LLC and its affiliates. The issuances were exempt from registration based upon exemptions provided by Section 3(a)(9) of the Securities Act.

In October 2016 we also granted stock options under our 2015 Equity Compensation Plan to purchase an aggregate of 185,800 shares of common stock to four employees as additional compensation for their services. For accounting purposes we recorded an expense of $5,220 through December 31, 2016, related to these grants. The grants were exempt from registration based upon an exemption provided by Section 4(a)(2) of the Securities Act.

In November 2016 we issued LBGLOC LLC 14,000 shares of our common stock valued at $105,000 as consideration for renewal of the line of credit. The issuance was exempt from registration based upon an exemption provided by Section 4(a)(2) of the Securities Act.

In November 2016 we also issued Stone Street Partners, LLC an aggregate of 76,000 shares of our common stock valued at $570,000 as compensation for services. The issuances were exempt from registration based upon exemptions provided by Section 4(a)(2) of the Securities Act.

In November 2016 we issued 20,000 shares of our common stock valued at $150,000 to Best Buddies International as a charitable contribution. The issuance was exempt from registration based upon an exemption provided by Section 4(a)(2) of the Securities Act.

In January 2017 we issued an aggregate of 26,667 shares of our common stock valued at $106,668 as additional compensation to two employees, including our chief financial officer. The issuances were exempt from registration based upon exemptions provided by Section 4(a)(2) of the Securities Act.

In January 2017 we issued EE1 Holdings, LLC 283,000 shares of our common stock as consideration for the purchase of the Class A membership interests in EE1. The issuance was exempt from registration based upon an exemption provided by Section 4(a)(2) of the Securities Act.

In January 2017 we also issued IM1 Holdings, LLC 583,000 shares of our common stock as consideration for the purchase of the Class A membership interests in I’M1. The issuance was exempt from registration based upon an exemption provided by Section 4(a)(2) of the Securities Act.

In March 2017 we issued 114,745 shares of our common stock valued at $97,533 to three individuals as additional consideration in connection with our acquisition of a minority membership interest in Beauty & Pin-Ups. This issuance, which relates to the October 2016 purchase of a minority membership interest in Beauty & Pin-Ups, represented additional shares we agreed to issue to the sellers as a result of the change in the stock value used for the purposes of determining the number of shares of our common stock to be issued as consideration under the agreement. Our financial statements incorporated by reference into this prospectus and the registration statement treat the issuance of these additional shares of our common stock as if the issuance occurred in October 2016. The issuances were exempt from registration based upon exemptions provided by Section 4(a)(2) of the Securities Act.

In April 2017 we granted our Chief Financial Officer/Chief Operating Officer options under our 2015 Equity Compensation Plan, effective May 1, 2017, to purchase 100,000 shares of our common stock at an exercise price of $4.00 per share valued at $21,500 as additional compensation. The grant was exempt from registration based upon an exemption provided by Section 4(a)(2) of the Securities Act.

In April 2017 we issued the minority owner in Beauty & Pin-Ups 155,294 shares of our common stock in exchange for the remaining 12% member interest in that subsidiary. The issuance was exempt from registration based upon an exemption provided by Section 4(a)(2) of the Securities Act.

In June 2017 we issued 195,740 shares of our common stock upon the conversion of the outstanding principal amount of $593,797 together with the accrued interest of $179,380 due under a credit line in full satisfaction of these amounts. The issuance was exempt from registration based upon an exemption provided by Section 3(a)(9) of the Securities Act.

In October 2016 we sold an aggregate amount of $2,125,000 of our 8% convertible promissory notes to accredited investors, and in connection with the issuance of the notes issued warrants to purchase 141,676 shares of our common stock at an exercise price of $7.80 per share. In June 2017 the note holders converted the principal amount of the notes and all accrued interest into 570,254 shares of our common stock. The issuances were exempt from registration based upon an exemption provided by Section 3(a)(9) of the Securities Act.

In June 2017 we issued 5,000 shares of our common stock valued at $19,750 to a third party as partial compensation for services to us under the terms of a management consulting agreement. The recipient was an accredited or otherwise sophisticated investor with access to business and financial information on our company. The issuance was exempt from registration under the Securities Act based upon an exemption provided by Section 4(a)(2) of the Securities Act.

In June 2017 we issued and sold an aggregate of 77,000 shares of our common stock for proceeds of $304,150 to two accredited investors in a private offering. We used the proceeds for general working capital. The issuances were exempt from registration under the Securities Act based upon exemptions provided by Section 4(a)(2) of the Securities Act.

In July 2017, we issued and sold 133,000 shares of common stock for proceeds of $525,350. The purchasers were accredited investors and affiliates of our Chairman and CEO. We used the proceeds for general working capital. The issuances were exempt from registration under the Securities Act based upon exemptions provided by Section 4(a)(2) of the Securities Act.

In August, 2017, we issued 19,100 shares of common stock valued at $75,445 to a firm as compensation for services to us under the terms of an agreement. The recipient was an accredited or otherwise sophisticated investor with access to business and financial information on our company. The issuance was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(a)(2) of the Securities Act.

In August, 2017, we issued 1,500 shares of common stock upon exercise of options by a past employee. The recipient was an accredited or otherwise sophisticated investor with access to business and financial information on our company. The issuance was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(a)(2) of the Securities Act.

In September 2017, we issued 45,500 shares of our common stock valued at $179,725 as partial compensation under the terms of a wholesale license agreement, and issued the licensor warrants to purchase an additional 45,500 shares of our common stock at a strike price of $4.00 which were valued at $65,338. The issuance was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(a)(2) of the Securities Act.

In September 2017, we also issued 25,000 shares of our common stock valued at $98,750 as partial compensation under the terms of a wholesale license agreement, and issued the licensor warrants to purchase an additional 25,000 shares of common stock at a strike price of $4.00 which were valued at $35,900. The recipient was an accredited or otherwise sophisticated investor with access to business and financial information on our company. The issuance was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(a)(2) of the Securities Act.

In October 2017 we issued an aggregate of 7,593 shares of our common stock valued at $30,000 to three of our independent directors as compensation for their services. The recipients were accredited investors and the issuances were exempt from registration under the Securities Act in reliance on exemptions provided by Section 4(a)(2) of the Securities Act.

In November 2017 we issued 6,667 shares of our common stock valued at $37,002 as compensation for services to us. The recipient was a sophisticated or otherwise accredited investor with access to business and financial information on our company. The issuance was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(a)(2) of the Securities Act.

In January 2018, we issued 230,000 shares of our common stock after the vesting of restricted stock award, which were issued to our board of directors in October 2016, valued at $195,500. The recipients were accredited investors and the issuances were exempt from registration under the Securities Act in reliance on exemptions provided by Section 4(a)(2) of the Securities Act.

In March 2018 we issued 5,000 shares of our common stock valued at $20,000 as compensation to an investor relations firm. The recipient was an accredited investor and the issuance was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(a)(2) of the Securities Act.

In May 2018 we issued 60,000 shares of our common stock valued at $303,000 as compensation to an investment banking firm for general financial advisory and investment banking services. The recipient was an accredited investor and the issuance was exempt from registration under the Securities Act in reliance on an exemption provided Section 4(a)(2) of the Securities Act.

In June 2018 we issued 25,000 shares of our common stock valued at $118,000 as compensation to a broker dealer for business advisory services. The recipient was an accredited investor and the issuance was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(a)(2) of the Securities Act.

In July 2018 we issued 5,000 shares of our common stock valued at $18,500 as compensation to an investor relations firm. The recipient was an accredited investor and the issuance was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(a)(2) of the Securities Act.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

		Incorporated by Reference
No.	Exhibit Description	Form	Date Filed	Number	Filed orFurnishedHerewith
1.1	Underwriting Agreement				Filed
3.1	Articles of Incorporation	1-A	9/18/17	2.1
3.2	Articles of Amendment to the Articles of Incorporation filed April 22, 2015	1-A	9/18/17	2.2
3.3	Articles of Amendment to the Articles of Incorporation filed June 22, 2015	1-A	9/18/17	2.3
3.4	Articles of Amendment to the Articles of Incorporation filed November 17, 2016	1-A	9/18/17	2.4
3.5	Articles of Amendment to the Articles of Incorporation filed December 5, 2016	1-A	9/18/17	2.5
3.6	Bylaws, as amended	1-A	9/18/17	2.6
4.1	Form of placement agent warrant issued in June 2015 private placement	1-A	9/18/17	3.3
4.2	Form of placement agent warrant issued in December 2015 private placement	1-A	9/18/17	3.4
4.3	Form of warrant issued in 8% convertible promissory note offering	1-A	9/18/17	3.5
4.4	Form of selling agents’ warrant issued in November 2017 initial public offering	1-A/A	10/12/17	3.6
4.5	Form of common stock certificate of the registrant	1-A	9/18/17	3.7
4.6	2015 Equity Compensation Plan	1-A	9/18/17	3.8
4.7	Form of stock option award under 2015 Equity Compensation Plan+	1-A	9/18/17	3.9
4.8	Form of warrant issued to Andre Carthen	1-A	9/18/17	3.10
4.9	Form of warrant issued to Nicholas Walker	1-A	9/18/17	3.11
4.10	Form of representative’s warrant				Filed
5.1	Opinion of Pearlman Law Group LLP				Filed
5.2	Opinion of Law Offices of Jason H. Scott				Filed
10.1	Contribution Agreement by and between Beauty & Pin-Ups, Inc. and Beauty and Pin Ups LLC dated April 13, 2015	1-A	9/18/17	7.1
10.2	Operating Agreement of Beauty and Pin Ups LLC, as amended	1-A	9/18/17	6.1
10.3	Consulting Agreement dated April 13, 2015 by and between Beauty and Pin Ups LLC and Priel Maman	1-A	9/18/17	6.2
10.4	Management Services Agreement dated April 27, 2015 by and between kathy ireland® Worldwide and Level Beauty Group, Inc.	1-A	9/18/17	6.3
10.5	Advisory Services Agreement dated April 27, 2015 by and between Stone Street Partners, LLC and Level Beauty Group, Inc.	1-A	9/18/17	6.4
10.6	Termination Agreement dated October 31, 2016 by and between kathy ireland® Worldwide and Level Beauty Group, Inc.	1-A	9/18/17	6.5
10.7	Termination Agreement dated September 30, 2016 by and between Siskey Capital, LLC and Level Beauty Group, Inc.	1-A	9/18/17	6.6
10.8	Revolving Line of Credit Loan Agreement dated August 7, 2015 from Level Beauty Group, Inc. to LBGLOC, LLC	1-A	9/18/17	6.7
10.9	Promissory Note dated August 7, 2015 from Level Beauty Group, Inc. to LBGLOC LLC	1-A	9/18/17	6.8
10.10	Security Agreement dated August 7, 2015 from Level Beauty Group, Inc. to LBGLOC LLC	1-A	9/18/17	6.9
10.11	Executive Employment Agreement dated January 1, 2017 by and between Level Brands, Inc. and Martin A. Sumichrast +	1-A	9/18/17	6.10

10.12	Executive Employment Agreement dated January 2, 2017 by and between Level Brands, Inc. and Mark S. Elliott +	1-A	9/18/17	6.11
10.13	Master Advisory and Consulting Agreement dated February 8, 2017 by and between Level Brands, Inc. and kathy Ireland® Worldwide	1-A	9/18/17	6.12
10.14	Advisory Agreement dated February 8, 2017 by and between Level Brands, Inc. and Stephen Roseberry +	1-A	9/18/17	6.13
10.15	Advisory Agreement dated February 8, 2017 by and between Level Brands, Inc. and Tommy Meharey+	1-A	9/18/17	6.14
10.16	Advisory Agreement dated February 8, 2017 by and between Level Brands, Inc. and Nicolas Mendoza +	1-A	9/18/17	6.15
10.17	Sublease dated January 1, 2017 by and between Kure Franchise, LLC and Level Brands, Inc.	1-A	9/18/17	6.16
10.18	Form of Filler Supply Agreement for Beauty and Pin Ups LLC	1-A	9/18/17	6.17
10.19	Wholesale License Agreement dated January 12, 2017 by and between kathy ireland ®Worldwide and I'M1, LLC	1-A	9/18/17	6.18
10.20	Amended and Restated Limited Liability Company Agreement of I'M1, LLC effective January 1, 2017	1-A	9/18/17	6.19
10.21	Amended and Restated Limited Liability Company Agreement of Encore Endeavor 1 LLC effective January 1, 2017	1-A	9/18/17	6.20
10.22	Amended and Restated Membership Interest Exchange Agreement dated March 24, 2017, effective January 6, 2017, by and among IM1 Holdings, LLC, I'M1, LLC and Level Brands, Inc.	1-A	9/18/17	7.2
10.23	Amended and Restated Membership Interest Exchange Agreement dated March 24, 2017, effective January 6, 2017, by and among EE1 Holdings, LLC, Encore Endeavor I LLC and Level Brands, Inc.	1-A	9/18/17	7.3
10.24	Form of Indemnification Agreement	1-A	9/18/17	6.21
10.25	Charitable Agreement between Beauty & Pin Ups and Best Buddies International, as amended	1-A	9/18/17	6.22
10.26	Amendment No. 1 to Transaction Fee Agreement dated March 27, 2017 by and between Level Brands, Inc. and T.R. Winston & Company LLC	1-A	9/18/17	6.23
10.27	Form of I'M1 License Agreement	1-A	9/18/17	6.24
10.28	Consulting Agreement dated March 20, 2017 by and between I'M1, LLC and Kure Corp.	1-A	9/18/17	6.25
10.29	Amended and Restated Consulting Agreement dated March 20, 2017 by and between I'M1, LLC and NuGene International, Inc.	1-A	9/18/17	6.26
10.30	Amendment to Executive Employment Agreement dated April 1, 2017 by and between Level Brands, Inc. and Martin A. Sumichrast +	1-A	9/18/17	6.27
10.31	Amendment to Swap Agreement dated March 28, 2017 by and among Beauty and Pin Ups, LLC, Level Brands, Inc. and Dean Gangbar	1-A	9/18/17	7.4
10.32	License Agreement dated March 29, 2017 by and among I'M1, LLC, Kure Corp. and Kure Franchise, LLC	1-A	9/18/17	6.28
10.34	License Agreement dated March 31, 2017 by and between I'M1, LLC and NuGene International, Inc.	1-A	9/18/17	6.29
10.35	Television Series Consulting Agreement dated March 1, 2017 by and between Multi-Media Productions Inc. and Encore Endeavor 1, LLC	1-A	9/18/17	6.30
10.36	Advisory Agreement dated May 9, 2017 by and between Formula Four Beverages Inc., I'M1, LLC and Encore Endeavor 1, LLC	1-A	9/18/17	6.31
10.37	Termination of License Agreement Ab Initio dated June 8, 2017 by and between I'M1, LLC and NuGene International, Inc.	1-A	9/18/17	6.32
10.38	Membership Interest Sale and Purchase Agreement by and among Priel Maman, Level Brands, Inc. and Beauty and Pin-Ups, LLC dated April 26, 2017	1-A	9/18/17	6.33
10.39	Debt Conversion Agreement dated May 15, 2017 by and between Level Brands, Inc. and LBGLOC, LLC, as amended	1-A	9/18/17	6.34
10.40	License Agreement dated March 29, 2017 by and between I'M1, LLC and Andre Phillipe, Inc.	1-A	9/18/17	6.35
10.41	Recording Master License Agreement dated May 23, 2017 by and between McCoo & Davis, Inc. and Encore Endeavor 1 LLC	1-A	9/18/17	6.36
10.42	Form of note conversion agreement	1-A	9/18/17	6.37
10.43	Management Consulting Agreement dated July 1, 2017 by and between Level Brands, Inc. and Market Development Consulting Group, Inc.	1-A	9/18/17	6.38
10.44	Amendment No. 1 to Amended and Restated Consulting Agreement dated July 27, 2017 by and between I'M1, LLC and NuGene International, Inc. and Irrevocable Proxy	1-A	9/18/17	6.39
10.45	Stock Purchase and Escrow Agreement dated July 31, 2017 and among I'M1, LLC, Stone Street Partners, LLC and Pearlman Law Group LLP	1-A	9/18/17	6.40
10.46	Promissory Note dated July 31, 2017 in the principal amount of $275,000 from Stone Street Partners, LLC	1-A	9/18/17	6.41
10.47	License Agreement dated June 27, 2017 by and between I'M1, LLC and Loose Leaf Eyewear and Accessories LLC.	1-A	9/18/17	6.42
10.48	Advisory Agreement dated August 9, 2017 by and among Damiva Inc., I'M1, LLC and Encore Endeavor 1, LLC	1-A	9/18/17	6.43

10.49	Representation Agreement dated August 1, 2017 by and among Encore Endeavor 1 LLC, Romero Britto and Britto Central, Inc.	1-A	9/18/17	6.44
10.50	Amended and Restated Representation Agreement dated September 12, 2017 by and among Encore Endeavor 1 LLC, Dada Media, Inc. and David Tutera	1-A	9/18/17	6.45
10.51	Amendment dated September 8, 2017 to Master Advisory and Consulting Agreement by and between Level Brands, Inc. and kathy Ireland® Worldwide	1-A	9/18/17	6.47
10.52	Wholesale License Agreement dated September 8, 2017 by and between Level Brands, Inc. and kathy ireland® Worldwide+	1-A	9/18/17	6.48
10.53	Wholesale License Agreement dated September 8, 2017 by and between Level Brands, Inc. and Andre Carthen	1-A	9/18/17	6.49
10.54	Wholesale License Agreement dated September 8, 2017 by and between Level Brands, Inc. and Nicholas Walker	1-A	9/18/17	6.50
10.55	Distribution Agreement dated August 29, 2017 by and between Beauty and Pinups, LLC and East Coast Enterprises, Inc.	1-A	9/18/17	6.51
10.56	Advisory Agreement dated September 1, 2017 by and between Level Brands, Inc. and Jon Carrasco +	1-A	9/18/17	6.52
10.57	Production Services Agreement dated September 19, 2017 by and between Multimedia Productions, Inc. and Encore Endeavor 1, LLC	1-A/A	10/12/17	6.53
10.58	License Agreement dated September 8, 2017 by and between Level Brands, Inc. and kathy ireland® Worldwide	1-A	9/18/17	6.54
10.59	Advisory Agreement dated September 22, 2017 by and between SG Blocks, Inc. and Encore Endeavor 1, LLC	1-A/A	10/12/17	6.55
10.60	Written description of material terms of oral agreement between Encore Endeavor 1 LLC and Sandbox LLC	1-A/A	10/12/17	6.56
10.61	Agreement dated August 1, 2017 by and between Level Brands, Inc. and Kure Corp.	10-K	12/26/17	10.62
10.62	Form of Revolving Line of Credit Loan Agreement dated December 12, 2017 by and between Level Brands, Inc. and Kure Corp.	8-K	12/12/17	10.64
10.63	Form of Security Agreement dated December 12, 2017 by and between Level Brands, Inc. and Kure Corp.	8-K	12/12/17	10.65
10.64	Form of Promissory Note in the principal amount of $500,000 dated December 12, 2017 due from Kure Corp.	8-K	12/12/17	10.66
10.65	Sublease dated December 21, 2017 by and between Kure Franchise, LLC and Level Brands, Inc.	10-K	12/26/17	10.66
10.66	License Agreement dated December 30, 2017 by and between Level Brands, Inc. and Isodiol International, Inc.	8-K	1/5/18	10.67
10.67	Advisory Agreement dated March 8, 2018 by and between Level Brands, Inc. and Nic Mendoza	10-Q	5/15/18	10.69
10.68	Advisory Agreement dated March 8, 2018 by and between Level Brands, Inc. and Tommy Meharey	10-Q	5/15/18	10.70
10.60	Advisory Agreement dated March 8, 2018 by and between Level Brands, Inc. and Stephen Roseberry	10-Q	5/15/18	10.71
10.71	Sublease effective April 11, 2018 by and between 4th Floor Properties LLC and Level Brands, Inc.	10-Q	5/15/18	10.72
10.72	Amendment to promissory note with Stone Street Partners LLC	10-Q	8/14/18	10.74
10.73	License Agreement dated June 26, 2018 by and between Level Brands, Inc. and Boston Therapeutics, Inc.	8-K	6/27/18	10.73
10.74	First Amendment to License Agreement dated January 19, 2018 by and between Level Brands, Inc. and Isodiol International, Inc.	8-K	1/22/18	10.69
10.75	Executive Employment Agreement dated September 6, 2018 by and between Level Brands, Inc. and Martin A. Sumichrast	8-K	9/7/18	10.75
10.76	Executive Employment Agreement dated September 6, 2018 by and between Level Brands, Inc. and Mark S. Elliott	8-K	9/7/18	10.76
14.1	Code of Business Conduct and Ethics	1-A		15.1
21.1	Subsidiaries of the registrant	10-K	12/26/17	21.1
23.1	Consent of Cherry Bekaert LLP				Filed
23.2	Consent of Pearlman Law Group LLP (contained in Exhibit 5.1)				Filed
23.3	Consent of the Law Offices of Jason H. Scott (contained in Exhibit 5.2)				Filed
24.1	Power of attorney (included on signature page of this registration statement)				Filed

+ Indicated management contract or compensatory plan.

ITEM 17.    UNDERTAKINGS

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser: If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e)
For the purpose of determining any liability under the Securities Act, the registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(f)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina on September 26, 2018.

Level Brands, Inc.

By:	/s/ Martin A. Sumichrast
Martin A. Sumichrast,
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark S. Elliott, as his true and lawful attorney-in-fact and agent, with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Positions	Date

/s/ Martin A. Sumichrast	Chairman of the Board of Directors, Chief Executive Officer and President (principal executive officer)	September 26, 2018
Martin A. Sumichrast

/s/ Mark S. Elliott	Chief Financial Officer and Chief Operating Officer (principal financial and accounting officer)	September 26, 2018
Mark S. Elliott

/s/ Erik Sterling	Director	September 26, 2018
Erik Sterling

/s/ Anthony K. Shriver	Director	September 26, 2018
Anthony K. Shriver

/s/ Seymour G. Siegel	Director	September 26, 2018
Seymour G. Siegel

/s/ Bakari Sellers	Director	September 26, 2018
Bakari Sellers

/s/ Gregory C. Morris	Director	September 26, 2018
Gregory C. Morris